Exhibit 10.142

33 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS

Lease Dated December 20, 2004

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 33 Hayden Avenue, Lexington, Massachusetts.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

REFERENCE DATA

1.1	SUBJECTS REFERRED TO.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	Mortimer B. Zuckerman and Edward H. Linde, Trustees of Hayden Office Trust under Declaration of Trust dated August 24, 1977, recorded with the Middlesex South Registry District of the Land Court as Document No. 560049 as amended and not individually and without personal liability.

Landlord’s Original Address:	c/o Boston Properties Limited Partnership 111 Huntington Avenue, Suite 300 Boston, Massachusetts 02199-7610

Landlord’s Construction Representative:	Michael Schumacher

Tenant:	Indevus Pharmaceuticals, Inc., a Delaware corporation.

Tenant’s Original Address:	99 Hayden Avenue Lexington, Massachusetts 02421

Tenant’s Construction Representative:	Steve Raposo

Authorization To Proceed Date:	As set forth in Section 3.1

Long Lead Items Release Date:	As set forth in Section 3.1 hereof

Estimated Commencement Date:	June 1, 2005

Commencement Date:	As defined in Sections 2.4 and 3.1. In no event shall Tenant be obligated to accept the Premises and, therefore, have the Commencement Date occur prior to June 1, 2005

Rent Commencement Date:	The one hundred and eighty first (181st) day following the Commencement Date

Outside Completion Date:	December 1, 2005

The “Original Term”:	Sixty six (66) calendar months (plus the partial month, if any, immediately following the Commencement Date), unless extended or sooner terminated as provided in this Lease.

Extension Option:	One (1) period of five (5) years as provided in and on the terms set forth in Section 8.20 hereof.

The Term or Lease Term:	The Original Term as extended by the Extension Option if Tenant shall exercise the Extension Option.

The Site:	That certain parcel of land known as and numbered 33 Hayden Avenue, Lexington, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

The Building:	The three (3) story Building on the Site known as and numbered 33 Hayden Avenue, Lexington, Massachusetts.

The Complex:	The Building together with all parking areas, the Site and all improvements (including landscaping) thereon and thereto.

Tenant’s Space:	A portion of the first floor and a portion of the second floor of the Building in accordance with the floor plans annexed hereto as Exhibit D and incorporated herein by reference.

First Floor Premises:	The entire first floor portion of Tenant’s Space as shown and so labeled on Exhibit D.

The First Offer Space:	The entire premises presently leased to ICF Consulting, Inc., and shown on Exhibit D-1.

The Second Floor First Offer Space:	The portion of the First Offer Space located on the second floor of the Building and so labeled on Exhibit D-1.

The Third Floor First Offer Space:	The portion of the First Offer Space located on the third floor of the Building and so labeled on Exhibit D-1.

Number of Parking Spaces:	At the rate of 3.6 parking spaces for each 1,000 square feet of “Rentable Floor Area of Tenant’s Space” (hereinafter defined in this Section 1.1).

Annual Fixed Rent:

(i) During the Original Term of this Lease at the following annual rates:

(a) For the period commencing on the Commencement Date and ending on the day immediately preceding the Rent Commencement Date, there shall be no annual fixed rent payable;

(b) For the period commencing on the Rent Commencement Date and ending on the last day of the eighteenth (18th) full calendar month of the Original Term, at the annual rate of $1,037,944 being the product of (i) $23.00 and (ii) the “Rentable Floor Area of Tenant’s Space” (hereinafter defined in this Section1.1); and

(c) For the period commencing on the first day of the nineteenth (19th) full calendar month of the Original Term and ending on the last day of the thirtieth (30th) full calendar month of the Original Term, at the annual rate of $1,060,508 being the product of (i) $23.50 and (ii) the Rentable Floor Area of Tenant’s Space; and

(d) For the period commencing on the first day of the thirty first (31st) full calendar month of the Original Term and ending on the last day of the forty second (42nd) full calendar month of the Original Term, at the annual rate of $1,083,072 being the product of (i) $24.00 and (ii) the Rentable Floor Area of Tenant’s Space; and

(e) For the period commencing on the first day of the forty third (43rd) full calendar month of the Original Term and ending on the last day of the fifty fourth (54th) full calendar month of the Original Term, at the annual rate of $1,105,636 being the product of (i) $24.50 and (ii) the Rentable Floor Area of Tenant’s Space; and

(f) For the period commencing on the first day of the fifty fifth (55th) full calendar month of the Original Term and ending on the last day of the Original Term, at the annual rate of $1,128,200 being the product of (i) $25.00 and (ii) the Rentable Floor Area of Tenant’s Space.

(ii) During the extension option period (if exercised), as determined pursuant to Section 8.20

Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2005, being January 1, 2005 through December 31, 2005.

Base Taxes:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2006, being July 1, 2005 through June 30, 2006, but only (i) if based on an assessed value for the Building and Site reflecting a fully leased building less a vacancy/credit loss allowance as determined by the Lexington Assessing Department and taking into account improvements to be made by Landlord to upgrade the common areas and components of the Building as provided in Section 8.27 hereof and (ii) without regard to abatement for fiscal year 2006 (the “Assessment Criteria”). However, if Landlord cannot reasonably demonstrate to Tenant’s reasonable satisfaction conformance with the Assessment Criteria, then Base Taxes shall be Landlord’s Tax Expenses for fiscal tax year 2007 (being July 1, 2006 through June 30, 2007).

Tenant Electricity:	Initially as provided in Section 2.5 subject to adjustment as provided in Section 2.8 hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of Tenant’s Space (Sometimes also called “Rentable Floor Area of the Premises”):	45,128 square feet.

Total Rentable Floor Area of the Building:	81,536 square feet.

Permitted Use:	General office purposes and as accessory and ancillary to the foregoing (but not as a primary use) (i) the use of the fitness area constructed as part of the initial fit out of the Premises (not to be enlarged) for the exercise and general fitness use of Tenant’s employees (expressly excluding, without limitation, other tenants and occupants (and their employees) in the Building and members of the general public and (ii) the use of storage areas within the Premises for Tenant’s storage needs incidental to the conduct of Tenant’s business for office purposes within the Premises.

Initial Minimum Limits of Tenant’s Commercial General Liability Insurance:	$5,000,000.00 combined single limit per occurrence on a per location basis.

Brokers:	The Shaffer Company Acton, Massachusetts and Cushman & Wakefield 125 High Street Boston, Massachusetts

Security Deposit:	$500,000.00

1.2	EXHIBITS.

There are incorporated as part of this Lease:

Exhibit A	—	Description of Site

Exhibit B	—	Space Plan and Detailed Scope

Exhibit B-1	—	List of Additional Tenant Work

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plans of Leased Premises

Exhibit D-1	—	Plan of First Offer Space

Exhibit E	—	Form of Commencement Date Agreement

Exhibit F	—	Broker Determination

Exhibit G	—	Operating Expense Statement Form

Exhibit H	—	Plan Showing Location of Tenant’s Lobby Sign

1.3	TABLE OF ARTICLES AND SECTIONS.

ARTICLE I		1
REFERENCE DATA		1
1.1	SUBJECTS REFERRED TO	1
1.2	EXHIBITS	6
1.3	TABLE OF ARTICLES AND SECTIONS	6

ARTICLE II		9
THE BUILDINGS, PREMISES, TERM AND RENT		9

2.1	THE PREMISES	9
2.2	RIGHTS TO USE COMMON FACILITIES	9
2.3	LANDLORD’S RESERVATIONS	10
2.4	HABENDUM	11
2.5	FIXED RENT PAYMENTS	11
2.6	OPERATING EXPENSES	13
2.7	REAL ESTATE TAXES	18
2.8	TENANT ELECTRICITY	20

ARTICLE III		22
CONDITION OF PREMISES; ALTERATIONS		22
3.1	SUBSTANTIAL COMPLETION	22
3.2	OUTSIDE COMPLETION DATE	28
3.3	QUALITY AND PERFORMANCE OF WORK	30
3.4	PAYMENT OF TENANT PLAN EXCESS COSTS AND CHANGE ORDER COSTS	30
3.5	TENANT’S SUPPLEMENTAL AIR CONDITIONING UNITS	30

ARTICLE IV		31
LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS		31
4.1	LANDLORD COVENANTS:	31
4.2	INTERRUPTIONS AND DELAYS IN SERVICES AND REPAIRS, ETC.	32

ARTICLE V		34
TENANT’S COVENANTS		34
5.1	PAYMENTS	34
5.2	REPAIR AND YIELD UP	34
5.3	USE	34
5.4	OBSTRUCTIONS; ITEMS VISIBLE FROM EXTERIOR; RULES AND REGULATIONS	36
5.5	SAFETY APPLIANCES	36
5.6	ASSIGNMENT AND SUBLETTING	36
5.7	INDEMNITY; INSURANCE	45
5.8	PERSONAL PROPERTY AT TENANT’S RISK	46
5.9	RIGHT OF ENTRY	47
5.10	FLOOR LOAD; PREVENTION OF VIBRATION AND NOISE	47
5.11	PERSONAL PROPERTY TAXES	47
5.12	COMPLIANCE WITH LAWS	47
5.13	PAYMENT OF LITIGATION EXPENSES	48
5.14	ALTERATIONS	48
5.15	VENDORS	50

ARTICLE VI		50
CASUALTY AND TAKING		50
6.1	DAMAGE RESULTING FROM CASUALTY	50
6.2	UNINSURED CASUALTY	51
6.3	RIGHTS OF TERMINATION FOR TAKING	52
6.4	AWARD	53

ARTICLE VII		53
DEFAULT		53
7.1	TENANT’S DEFAULT	53
7.2	LANDLORD’S DEFAULT	58

ARTICLE VIII		58
MISCELLANEOUS		58
8.1	EXTRA HAZARDOUS USE	58
8.2	WAIVER	58
8.3	CUMULATIVE REMEDIES	59
8.4	QUIET ENJOYMENT	59
8.5	NOTICE TO MORTGAGEE AND GROUND LESSOR	60
8.6	ASSIGNMENT OF RENTS	60
8.7	SURRENDER	61
8.8	BROKERAGE	61
8.9	INVALIDITY OF PARTICULAR PROVISIONS	62
8.10	PROVISIONS BINDING, ETC.	62
8.11	RECORDING	62
8.12	NOTICES	62
8.13	WHEN LEASE BECOMES BINDING	63
8.14	SECTION HEADINGS	63
8.15	RIGHTS OF MORTGAGEE	64
8.16	STATUS REPORTS AND FINANCIAL STATEMENTS	64
8.17	SELF-HELP	65
8.18	HOLDING OVER	66
8.19	NON-SUBROGATION	67
8.20	EXTENSION OPTION	67
8.21	SECURITY DEPOSIT	68
8.22	LATE PAYMENT	71
8.23	TENANT’S PAYMENTS	71
8.24	WAIVER OF TRIAL BY JURY	71
8.25	TENANT’S RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE	72
8.26	SIGNAGE	74
8.27	LOBBY IMPROVEMENTS	75
8.28	CAFETERIA	75
8.29	ROOF RIGHTS	76
8.30	GOVERNING LAW	78

ARTICLE II

THE BUILDINGS, PREMISES, TERM AND RENT

2.1	THE PREMISES.

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Space in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if Tenant’s Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Space with such exclusions is hereinafter referred to as the “Premises.” The term “Building” means the Building identified on the first page, and which is the subject of this Lease; the term “Site” means all, and also any part of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The term “Property” means the Building and the Site.

2.2	RIGHTS TO USE COMMON FACILITIES.

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as provided in Section 2.3 hereof, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators and loading area of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by applicable law. Tenant acknowledges that it uses Verizon as its present telecommunications provider. Landlord hereby approves Tenant’s use of Verizon but any cabling, equipment and other telecommunications apparatus, wiring and other appurtenances (collectively “Equipment”) and the placement and location thereof shall be solely for Tenant’s use in the conduct of the Permitted Use and shall be first approved by Landlord prior to installation, such approval not to be unreasonably withheld. Such approval may be conditioned by Landlord on Tenant’s agreement to remove all of the same at the expiration or earlier termination of this Lease but may not be conditioned on the imposition of access charges. Landlord agrees not to unreasonably withhold its consent to any subsequent telecommunications service provider in replacement of, and not in addition to, Verizon. If Landlord so consents to such subsequent telecommunications service provider, Landlord may not condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord. However, Landlord shall have the right to condition the same on Landlord’s prior approval of the installation, placement and location of such subsequent service provider’s Equipment and Tenant’s agreement to remove all of such subsequent service provider’s Equipment at the expiration or earlier termination of this lease. In no event shall any telecommunications provider install any equipment for sale of service to others or for anyone’s use other than Tenant in the Premises for the conduct of the Permitted Use.

2.2.1	TENANT’S PARKING.

In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles by its employees and visitors, in common with use by other tenants from time to time of the Complex, provided, however, that Landlord shall not be obligated to furnish stalls or spaces in any parking area specifically designated for Tenant’s use. However, Landlord shall designate five (5) parking spaces for visitor use. Such visitor spaces shall be available to the visitors of all tenants, subtenants and other occupants from time to time of the Building and Landlord shall have no obligation to police or otherwise monitor or regulate the use thereof. Except for payment by Tenant of operating expenses as provided in Section 2.6 hereof, there shall be no charge for Tenant’s use of such parking spaces during the Original Term. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6 through Section 5.6.5. Further, except for the negligence or willful misconduct of Landlord and persons for whose Landlord is responsible, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3	LANDLORD’S RESERVATIONS.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Notwithstanding the foregoing, Landlord’s right to make such alterations, additions or other changes shall not materially and adversely (i) affect Tenant’s use of the Premises, (ii) interfere with or deprive Tenant of reasonable access to and from the Premises, (iii) change the configuration of the Premises or (iv) reduce the Rentable Floor Area of the Premises. Further, except in the case of emergencies, Landlord shall give Tenant reasonable advance notice of any work and Landlord shall perform such work in a manner so as not to materially interfere with Tenant’s use of the Premises.

2.4	HABENDUM.

Tenant shall have and hold the Premises for a period commencing on the earlier of (the “Commencement Date”) (a) that date on which the Premises are “substantially complete” as provided in Section 3.1 provided, or (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Uses, and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 8.20. During Landlord’s construction of the improvements to the Premises pursuant to Article III hereof, Tenant shall have the right to install its wiring and cabling, its furniture and fixtures but only in accordance with and subject to the provisions and requirements of Section 5.14 hereof and such right and Tenant’s access shall be upon all of the terms and conditions set forth in this Lease except that such installation if prior to the date of substantial completion (as provided in Section 3.1), shall not trigger the commencement of the Lease Term as respects commencement of Annual Fixed Rent. However, whether or not Tenant exercises such rights and whether or not Tenant has completed all such installations, the Lease Term and Annual Fixed Rent shall commence on the Commencement Date.

As soon as may be convenient after the date has been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration, in the form of Exhibit E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated. If Tenant fails to execute such Declaration, the Commencement Date and Lease Term shall be as reasonably determined by Visnick and Caulfield, Architects (“Visnick & Caulfield”) in accordance with the terms of this Lease.

2.5	FIXED RENT PAYMENTS.

Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Original Address specified in Section 1.1 hereof, or at such other place as Landlord shall from time to time designate by notice, (1)(a) on the Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (1)(b) on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of $1.00 per annum for each square foot of Rentable Floor Area of Tenant’s Space for tenant electricity subject to escalation as provided in Section 2.8 and (2) on the first day of each and every calendar month during the extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the annual fixed rent as determined in Section 8.20 for the extension option period plus (b) then applicable monthly electricity charges (subject to escalation for electricity as provided in Section 2.8 hereof. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership at P.O. Box 3557, Boston, Massachusetts 02241-3557, and all remittances received by Boston Properties Limited Partnership, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

The Rent Commencement Date in respect of the Premises (“RCD”) shall be the date which is 181 days after the Commencement Date (“Fixed Rent Abatement Period”) (i.e., Tenant shall have no obligation to pay Annual Fixed Rent during the first (1st) 180 days of the Term of the Lease in respect of the Premises (“Abated Fixed Rent”).

Notwithstanding anything to the contrary herein contained, if Tenant defaults at any time during the Term of the Lease and fails to cure such default within the applicable cure period under this Lease, all Abated Fixed Rent shall immediately become due and payable. The payment by Tenant of the Abated Fixed Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. During the Fixed Rent Abatement Period, only Annual Fixed Rent payable in respect of the Premises shall be abated, and Tax Excess, Operating Expense Excess and all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease. In the event that Tenant pays to Landlord the Abated Fixed Rent in accordance with this Paragraph, then the monthly installments of Annual Fixed Rent thereafter (i.e., after Tenant makes such payment) payable by Tenant during the remainder of the initial Term of the Lease shall be reduced by the Monthly Abated Fixed Rent Reduction, as hereinafter defined. The “Monthly Abated Fixed Rent Reduction” shall be defined as the amount of Abated Fixed Rent actually paid by Tenant to Landlord, amortized on a straight-line basis in equal monthly installments over the remainder of the initial Term of the Lease.

2.6	OPERATING EXPENSES.

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site, water, sewer, electric, gas, oil and telephone charges (excluding utility charges separately chargeable to tenants for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors or manufacturers under guarantees or out of insurance proceeds); cost of snow removal and care of landscaping; payments under service contracts with independent contractors; any and all subsidies or other payments of any type or amount made or granted by Landlord respecting the operation of the cafeteria; management fees at reasonable rates consistent with the type of occupancy and the service rendered; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord (i) to reduce Landlord’s

Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are enacted or amended after the Date of this Lease; plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life (without regard to any accelerated depreciation permitted thereunder) of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices (without regard to any accelerated depreciation permitted thereunder) in effect at the time of acquisition of the capital item.

Notwithstanding the foregoing, the following shall be excluded from Operating Expenses for the Property:

(1)	All capital expenditures and depreciation, except as otherwise explicitly provided in this Section 2.6;

(2)	Leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances to Tenants, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building;

(3)	Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Site;

(4)	Legal, auditing, consulting and professional fees and other costs, (other than those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site) paid or incurred in connection with financings, refinancings or sales of any of Landlord’s interest in the Building or the Site;

(5)	Real estate taxes, provided that real estate taxes shall be payable as provided in Section 2.7;

(6)	Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or services is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense (e.g., if Landlord agrees to provide extra cleaning to another tenant, the cost thereof would be excluded since Landlord is not obligated to furnish extra cleaning to Tenant);

(7)	The cost of any item or service to the extent to which Landlord is actually reimbursed or compensated by insurance, any tenant, or any third party;

(8)	The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement;

(9)	Insurance premiums to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance because of such tenant’s use of the Building for other than office purposes;

(10)	Any advertising, promotional or marketing expenses for the Building;

(11)	Penalties and interest for late payment of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts;

(12)	Contributions to charitable organizations;

(13)	Salaries or other compensation paid to employees above the grade of property manager;

(14)	The cost of testing, remediation or removal of “Hazardous Materials” (as defined in Section 5.3) in the Building or on the Site required by “Hazardous Materials Laws” (as defined in Section 5.3) unless caused by Tenant or its contractors, subcontractors, agents, employees or invitees;

(15)	Legal fees and other expenses incurred in connection with negotiating and enforcing leases with tenants in the Building.

“Operating Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building plus (b) the same proportion of Landlord’s Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, boycotts, strikes, embargoes or shortages.

“Base Operating Expenses Allocable to the Premises” means (i) the same proportion of Base Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Rentable Floor Area of the Building plus (ii) the same proportion of Base Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

In the event that on the average less than ninety-five percent (95%) of the Rentable Floor Area of the Building is leased during any calendar year during the Lease Term (including, without limitation, calendar year 2005 for purposes of calculating Base Operating Expenses), then Landlord’s Operating Expenses for each such calendar year which vary based on the level of occupancy (as, for example, cleaning expenses) shall be determined by Landlord to be an amount equal to the Landlord’s Operating Expenses which so vary and which would normally be expected to have been charged had ninety-five percent (95%) of the Rentable Floor Area of the Building been leased during such calendar year. In no event shall Landlord receive on account of any extrapolation an amount in excess of actual costs incurred.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. (The Base Operating Expenses Allocable to the Premises do not include the $1.00 for tenant electricity to be paid by Tenant at the time of payment of Annual Fixed Rent and for which provision is made in Section 2.5 hereof, separate provision being made in Section 2.8 of this Lease for Tenant’s share of increases in electricity costs.)

Landlord’s Operating Expense records shall be kept on a consistent basis from year to year. Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing Base Operating Expenses and Base Operating Expenses Allocable to the Premises and also showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises. Said statement shall be rendered in form substantially similar to the Operating Expenses Statement Form attached hereto as Exhibit G. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by,

Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). Such refund, if any, shall survive the expiration or earlier termination of this Lease provided Tenant was not in default at the expiration or termination of this Lease and provided Tenant does not then have any further obligations to Landlord. Within ten (10) days after Landlord’s receipt of a request for explanation from Tenant, Landlord shall provide to Tenant a reasonable explanation to Tenant of questions relating to Landlord’s Operating Expenses and such reasonable documentation of expenses for the year covered by such statement as Tenant may reasonably request.

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in operating expenses for each calendar year during the Term. Any increase in estimated annual estimated Landlord’s Operating Expenses shall be accompanied by a reasonable written explanation thereof.

Notwithstanding the foregoing provisions, no decrease in Landlord’s Operating Expenses shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Buildings rather than to any other causes.

Upon no less than ten (10) business days prior notice to Landlord, Tenant, at Tenant’s expense, may examine Landlord’s books and records regarding the Operating Expense statement for the year submitted at any reasonable time specified by Landlord during Landlord’s business hours at a place designated by Landlord. Tenant shall hold such books and records in confidence and not disclose the same to any other party, including, without limitation, any other tenant in the Building. As a condition precedent to the conduct of any such audit, Tenant shall execute a confidentiality agreement binding Tenant and its auditor and all of their respective employees and agents in such form as determined by Landlord. Landlord shall reasonably cooperate with any such examination and shall promptly make such records available to Tenant and Tenant’s accountant. Such audit right must be exercised within 180 days following Tenant’s receipt of Landlord’s annual reconciliation or other statement showing Landlord’s determination of the Operating Expenses for the subject calendar year. Any such review or audit shall be limited to the year reflected in such statement. In the event the audit shows an over-payment, or mischarged amount, then Landlord shall grant Tenant a rent credit in the amount previously paid by Tenant or if this Lease has expired or terminated Landlord shall pay to Tenant such amount (less any monies owned to Landlord under this Lease), which obligation shall survive such termination or expiration. All costs for any such audit shall be paid by Tenant, unless the amount of the discrepancy is identified to be more than five percent (5%) in which event Landlord shall pay for the costs of the audit. In no event shall Tenant employ or otherwise use or engage the services of any person, firm, consultant, accountant, advisor, agent or other representative to perform such audit whose fee or compensation is based in whole or in part on a percentage of the amount disputed or on a percentage of overpayment or savings or on any contingent basis.

2.7	REAL ESTATE TAXES.

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall include a copy of the applicable rent estate tax bill and shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). Such refund, if any, shall survive the expiration or earlier termination of this Lease provided was not then in default at the expiration or termination of this Lease and provided Tenant does not then have any further obligations to Landlord).

In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments. Notwithstanding the foregoing provisions, no decrease in Landlord’s Tax Expenses with respect to any Tax Year shall result in a reduction of the amount otherwise payable by Tenant if and to the extent said decrease is attributable to vacancies in the Building or partial completion of the Building rather than to any other causes.

Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)	“Landlord’s Tax Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Tax Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building plus (b) the same proportion of Landlord’s Tax Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

(iii)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)	“Base Taxes” is hereinbefore defined in Section 1.1.

(v)	“Base Taxes Allocable to the Premises” means (i) the same proportion of Base Taxes for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building, plus (ii) the same proportion of Base Taxes for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building.

(vi)	“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(vii)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

2.8	TENANT ELECTRICITY.

If with respect to any calendar year falling within the Term or fraction of a calendar year falling within the Term at the beginning or end thereof, the cost of furnishing electricity to the Premises demised to Tenant, (excluding electricity for common areas of the Building and Site and electricity for standard heating, ventilating and air-conditioning (“HVAC”), all of which shall be covered by and included in Operating Costs under Section 2.6 hereof and also excluding utility charges separately chargeable to tenants for additional or special services as, for example, for supplemental or additional HVAC services) for a full calendar year exceeds $1.00 per square foot of Rentable Floor Area of the Building, or for any such fraction of a calendar year exceeds the corresponding fraction of $1.00 per square foot of Rentable Floor Area of the Building, then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 2.8, its proportionate share of the amount of such excess (i.e.

the same ratio of such excess as the Rentable Floor Area of Tenant’s Space bears to the Total Rentable Floor Area of the Building). Payments by Tenant on account of such excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to such excess for each calendar year during the Term. If the Landlord shall reasonably determine that the cost of the electricity furnished to the Tenant at the Premises exceeds the amount being paid under Sections 2.5 and 2.8, then the Landlord may charge the Tenant for such excess and the Tenant shall promptly pay the same upon billing therefor.

Not later than ninety (90) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a reasonably detailed accounting certified by a representative of Landlord showing for the preceding calendar year, or fraction thereof, as the case may be, the costs of furnishing electricity to the Building. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amount already paid by Tenant on account of electricity, and the amount remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

2.8.1.	TENANT ELECTRICITY – CHECK METERS FOR THE PREMISES.

(A)	Landlord shall, at its sole cost and expense, install one or more check meters (so-called) for the Premises in locations and in a manner as determined by Landlord. Notwithstanding the provisions of Section 2.8 and any other Section or provision of this Lease, commencing on the date the check meter(s) for the Premises becomes operational and continuing for the Term (as it may be extended) Tenant shall be check metered and separately billed by Landlord for all electricity usage related to and/or used respecting the Premises and all related facilities and equipment (collectively called the “Premises Electricity”). Landlord shall have the right to bill Tenant for Premises Electricity on a monthly basis and Tenant shall pay such monthly Premises Electricity charges to Landlord within ten (10) days after receipt of Landlord’s billing therefore.

From and after the date the check meter(s) for the Premises are effective and operational, then thereafter electricity thereafter used and/or consumed for the Premises shall be paid as provided in this Section 2.8.1. but a final settling up, adjustment and payment for Premises electricity used and/or consumed prior to said effective date shall be made in accordance with Section 2.5 and 2.8 hereof.

ARTICLE III

CONDITION OF PREMISES; ALTERATIONS

3.1	SUBSTANTIAL COMPLETION.

(A)	Plans and Construction Process.

(1)	Landlord’s Work. Attached hereto as Exhibit B is (i) a space plan (“Tenant Plan”) and (ii) a detailed scope (hereinafter called the “Building Standard Materials and Turnkey Scope”) showing the work to be performed by Landlord, at Landlord’s cost and expense, in order to prepare the Premises for Tenant’s occupancy (such work being hereinafter referred to as the “Landlord’s Work”). For the purposes of this Lease, the term “Landlord’s Work” shall mean all labor, materials and other work necessary for the construction of the improvements described in Exhibit B; provided, however, that Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring.

(2)	Additional Tenant Work. Attached hereto as Exhibit B-1 is a list of items of work included on the Tenant Plan which is work beyond the scope outlined in the Building Standard and Materials Turnkey Scope and therefore is not included within Landlord’s Work (such work being hereinafter referred to as the “Additional Tenant Work”). For the purpose of this Lease, the term “Additional Tenant Work” shall mean all labor, materials and other work necessary for the construction of the Additional Tenant Work and for the purchase and installation of the “Tenant’s Supplemental Air-Conditioning Units” (referred to in Section 3.5 hereof). Landlord’s Work and the Additional Tenant Work are collectively hereinafter called the “Work.”

(3)(a)

Tenant Plan Excess Costs. It is understood and agreed that Landlord shall be responsible for the design costs associated with the Landlord’s Work and Tenant shall be responsible (as part of Tenant Plan Excess Costs, as hereinafter defined) for the design costs associated with the Additional Tenant Work. On or before January 28, 2005, Landlord shall furnish to Tenant a written statement of (i) the costs of the Additional Tenant Work including the “Tenant’s Supplemental A/C Units Costs” (defined in Section 3.5 hereof) (such costs in the aggregate being hereinafter referred to as the “Tenant Plan Excess Costs”), which such costs shall include a construction management fee equal to 4% of the Additional Tenant Work costs in excess of $200,000.00 and shall be paid by Tenant as Additional Rent in accordance with Section 3.4 below, and (ii) Landlord’s estimate of any delay which would likely result in the completion of the Landlord’s Work as the result of any particular item of Additional Tenant Work. In addition, Landlord shall not charge the 4% construction management fee on the cost of Tenant’s installation of its telecommunications wiring and cabling. Tenant shall be solely responsible for the installation thereof at its sole cost and expense and Landlord shall have no obligation to manage or otherwise oversee the installation thereof but Tenant shall comply with the provisions of Section 2.2 hereof.

(3)(b)	Landlord’s Notice to Tenant of Long Lead Items. On or before January 11, 2005, Landlord shall furnish to Tenant a written list of “Long Lead Items” (hereinafter defined), the cost thereof and the length of the lead time. “Long Lead Items” shall mean any items of Work for which there is a long lead time in obtaining the materials therefore or which are specially or specifically manufactured, produced or milled for the Work in or to the Premises and require additional time for receipt or installation.

(4)	Authorization to Proceed Date; Long Lead Item Release Date. On or before February 2, 2005 (herein called the “Authorization to Proceed Date”), Tenant shall give Landlord written authorization to proceed with the Additional Tenant Work in accordance with the Tenant’s Plan and Exhibit B-1 (such notice being referred to as the “Notice to Proceed”). In addition, Tenant shall promptly execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete the Work on a timely basis (“Permit Documentation”).

Further, Tenant shall, on or before January 14, 2005 (herein called the “Long Lead Item Release Date”), give Landlord written authorization to proceed to purchase and/or contract for the “Long Lead Items” (defined above). Notwithstanding the foregoing, Tenant acknowledges that (i) certain Long Lead Items may still delay completion of the Work and thus result in a Tenant Delay even if Tenant does authorize them on or before the Long Lead Item Release Date, and (ii) any Long Lead Items which are added as a result of a change order after the Long Lead Item Release Date may delay completion of the Work and thus result in a Tenant Delay.

(5)

Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals subsequent to the Notice to Proceed (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Work if a Change Proposal is made pursuant hereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) business days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) business day period, such Change Proposal shall be deemed withdrawn. If Tenant approves such Change Proposal, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in Section 3.4. Notwithstanding the foregoing, if a Change Order relates to a deletion in any item or component of Work which has not been contracted for or purchased as of the date of Landlord’s receipt of Tenant’s Change Proposal therefore, Tenant shall only be responsible for the increase in the cost of the item or component of the Work covered by the Change Order in excess of the deleted item.

(6)	Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with the Work, within three (3) business days of Tenant’s receipt of such request.

(7)	Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 3.1.

(B)	Tenant Delay.

(1)	A “Tenant Delay” shall be defined as the following which shall be set forth in writing by Landlord to Tenant within a reasonable period of time after Landlord learns of same:

(a)	Tenant’s failure to give authorization to Landlord to proceed to purchase and/or contract for Long Lead Items on or before the Long Lead Item Release Date,

Tenant’s failure to give authorization to Landlord to proceed with the Additional Tenant Work on or before the Authorization to Proceed Date or Tenant’s failure to provide all required Permit Documentation to Landlord on or before the Authorization to Proceed Date; or

(b)	Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative including, without limitation, within the time periods set forth in Section 3.1(A)(6) above;

(c)	Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 3.4;

(d)	Any delay due to items of work for which there is a long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation;

(e)	Any delay in the completion of the Work resulting from particular items of the Additional Tenant Work, including, without limitation, Change Orders; or

(f)	Any other delays caused by Tenant, Tenant’s contractors, architects, engineers or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

The Tenant Delays defined in clauses (a), (b) and (c) of this Section 3.1(B)(1) are sometimes hereinafter referred to as “Accelerated Rent Tenant Delays,” the Tenant Delays defined in clauses (d), (e), and (f) of this Section 3.1(B)(1) are sometimes hereinafter referred to as “Other Tenant Delays.”

(2)	Tenant Obligations with Respect to Tenant Delays.

(a)	Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. The Work shall be deemed substantially completed as of the date when the Work would have been substantially completed but for any Tenant Delays, as determined by Visnick & Caulfield, Architects in the exercise of its good faith business judgment.

(b)	If any Accelerated Rent Tenant Delays occur: (i) Tenant shall, for the purpose of reimbursing Landlord for lost rent due to Landlord’s inability to proceed with the Work as scheduled, pay to Landlord an amount (“Accelerated Rent Payment”) equal to one day of Annual Fixed Rent and Additional Rent for each day of Accelerated Rent Tenant Delay, (ii) the Estimated Commencement Date shall be extended by each day of Accelerated Rent Tenant Delay, and (iii) if the Commencement Date occurs before the Estimated Commencement Date, then any Accelerated Rent Payment paid by Tenant shall be credited against the Annual Fixed Rent and Additional Rent payable by Tenant in respect of the period commencing as of the Commencement Date and ending as of the Estimated Commencement Date.

(c)	Tenant shall reimburse Landlord the amount, if any, by which the cost of the Work is increased as the result of any Tenant Delay in excess of the amounts paid under Section 3.1(B)(2)(b) above and not otherwise credited to Tenant under said Section 3.1(B)(2)(b).

(d)	If Landlord claims a Tenant Delay has occurred, Landlord and Tenant shall reasonably cooperate to revise the project schedule to the end that, insofar as reasonably feasible, lost time may be made up but Landlord shall in no event be obligated to engage in extraordinary efforts. Without limiting the foregoing, Landlord shall have no obligation to cause any Work to be performed other than during normal business hours and Landlord shall have no obligation to pay premium or overtime rates and/or charges. In determining whether a Tenant Delay has occurred, whether Accelerated Rent is due or whether Tenant is to reimburse Landlord on account of increases in cost due to a Tenant Delay only the net effect on the critical path is to be considered after giving effect to (i) changes in the work, which eliminate work or require less work or less costly work than originally contemplated in the project schedule and in fact reduce the time schedule and (ii) any mitigation of a delay by means of rescheduling of work subject to the foregoing.

(e)	Any amounts due from Tenant to Landlord under this Section 3.1(B)(2) shall be due and payable within thirty (30) days of billing therefor, and shall be considered to be Additional Rent. Nothing contained in this Section 3.1(B)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease.

(C)	Substantial Completion of the Work.

(1)	Landlord’s Obligations. Subject to Tenant Delays and delays due to Force Majeure, as defined in Section 6.1 and subject to the provisions of Section 3.1(B)(2), Landlord shall use reasonable speed and diligence to have the Work substantially completed on or before the Estimated Commencement Date, but Tenant shall have no claim against Landlord for failure so to complete construction of the Work in the Premises, except for the right to terminate this Lease, without further liability to either party, in accordance with the provisions hereinafter specified in Section 3.2.

(2)	Definition of Substantial Completion. The Premises shall be treated as having been substantially completed on the later of:

(a)	The date on which the Work, together with common facilities for access and services to the Premises, has been completed (or would have been completed except for Tenant Delays) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing material interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), and

(b)	The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

In the event of any dispute as to the date on which the Work has been substantially completed, the reasonable determination of Visnick & Caulfield, Architects as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)	Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)	Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant’s trade fixtures in portions of the Premises when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(5)	Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Premises are in fact actually substantially complete, the Premises are deemed to be substantially complete pursuant to the provisions of this Section 3.1 (i.e. and the Commencement Date has therefore occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.

(6)	Landlord’s Notice of Anticipated Date of Substantial Completion. Landlord shall give Tenant not less than fourteen (14) days advance notice of the anticipated date of substantial completion.

(7)	Job meetings and Inspections. Landlord shall advise Tenant from time to time (which advice may be oral) of the periodic job meetings to be held respecting the conduct of Work and Tenant shall have the right to attend such job meetings. In addition, Tenant shall have the right to enter upon the Premises to inspect the progress of the Work but only at times when Work is being performed and in such a manner so as not to interfere with the progress thereof.

3.2	RENT ABATEMENT, OUTSIDE COMPLETION DATE AND TENANT’S TERMINATION RIGHT.

(A) In the event that the Work shall not be substantially completed by the sixtieth (60th) day following the Estimated Commencement Date and if such failure to substantially complete is not due, in whole or in part, to any Tenant Delay or to any Change Order, then for each day that the Commencement Date is delayed beyond the 60th day following the Estimated Commencement Date, Landlord shall provide Tenant with one (1) day’s free fixed rent which shall be in addition to the free rent resulting from the Rent Commencement Date being the 181st following the

Commencement Date. The provisions of this Section 3.2(A) shall only apply if Tenant does not terminate this Lease pursuant to Section 3.2(B) below.

(B) If Landlord shall have failed substantially to complete the Work on or before the Outside Completion Date as defined in Section 1.1 hereof (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Force Majeure as defined in Section 6.1 or any act or failure to act of Tenant which interferes with Landlord’s construction of the Premises, without limiting Landlord’s other rights on account thereof), Tenant shall have the right to terminate this Lease by giving notice to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Completion Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Completion Date (as so extended); and, upon the giving of such notice, the term of this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord substantially completes the Work to be performed by Landlord pursuant to Section 3.1. In the event that this Lease shall be terminated pursuant to the foregoing provisions of this Section 3.2(B), Landlord shall promptly reimburse Tenant for (a) any Tenant Plan Excess Costs previously paid by Tenant to Landlord and (b) “Tenant’s Termination Damages” (hereinafter defined). “Tenant’s Termination Damages” shall be the reasonable out of pocket costs and expenses actually paid by Tenant to third parties unaffiliated and not employed by Tenant for, on account of or respecting the following in the Premises but not to exceed $300,00.00 in the aggregate: (i) legal fees paid by Tenant in negotiating this Lease and in enforcing this Section 3.2(B) in the event Tenant terminates pursuant hereto, (ii) project management services of a third party in supervising the installation of Tenant’s telecommunications equipment; (iii) consulting services of a third party in supervising the installation of Tenant’s audio visual equipment; (iv) voice and data wiring and cabling, (v) video installations in conference rooms, (vi) wiring and cabling in Tenant’s data center in the Premises, (vii) purchase and installation of audio amplification equipment and (viii) interior and exterior signage erected by Tenant pursuant to Section 8.26 of this Lease. However, there shall be excluded from Tenant’s Termination Damages the costs and expenses of any of the foregoing items which are removed by Tenant or which are reasonably reusable in another location by Tenant. As a condition to being reimbursed for Tenant’s Termination Damages, Tenant shall be required to submit to Landlord reasonable written information evidencing actual payment of the foregoing. In no event shall Tenant be entitled to any indirect, consequential, punitive or other damages or any other remedies. Landlord and Tenant hereby agree that the foregoing right of termination and payment shall be Tenant’s sole and exclusive remedy for Landlord’s failure so to complete such Work within such time and respecting Tenant’s termination under this Section 3.2(B) or otherwise. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing the Work pursuant to Section 3.1, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date.

3.3	QUALITY AND PERFORMANCE OF WORK.

All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.14 hereof). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Article III not later than the end of the twelfth (12th) full calendar month next beginning after the Commencement Date with respect to all of Landlord’s construction obligations under this Article III including, but not limited to, the heating, ventilating and air conditioning systems servicing the Premises, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Article III (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

3.4	PAYMENT OF TENANT PLAN EXCESS COSTS AND CHANGE ORDER COSTS. To the extent, if any, that there are Tenant Plan Excess Costs as provided in Section 3.1, Tenant shall pay Landlord, as Additional Rent, fifty percent (50%) of the Tenant Plan Excess Costs prior to the commencement of Landlord’s Work and the Additional Tenant Work, provided however, that in the event the Tenant Plan Excess Costs exceed $100,000.00 (“Maximum Amount”), then, in addition, Tenant shall pay to Landlord, as Additional Rent, prior to the commencement of Landlord’s Work and the Additional Tenant Work, all such Tenant Plan Excess Costs in excess of the Maximum Amount. Further, if a Change Order results in “Change Order Costs” (as set forth in Section 3.1(A)(5)), then Tenant shall pay to Landlord, as Additional Rent, at the time that Tenant approves such Change Order in accordance with Section 3.1(A)(5), all such Change Order Costs.

3.5	TENANT’S SUPPLEMENTAL AIR CONDITIONING UNITS. As part of the “Additional Tenant Work” (defined in Section 3.1(A)(2) hereof), Landlord shall purchase and install three (3), 5 ton air-conditioning units which shall be for Tenant’s sole and exclusive supplemental air-conditioning requirements in the Premises and shall be located on the roof of the Building and elsewhere in the Premises (“Tenant’s Supplemental Air Conditioning Units”). The location on the roof shall be as selected by Landlord. The portion of the Tenant’s Supplemental Air-Conditioning Units located within the Premises shall be located either (i) above ceilings, as determined by Landlord, or (ii) if elsewhere, as suggested by Landlord, then in a location as reasonably agreed to by Landlord and Tenant. Tenant shall timely select the units. However, Landlord shall have the right to approve the units including, without limitation, their size, weight, style, operating characteristics and aesthetics. The cost to purchase Tenant’s Supplemental Air-Conditioning Units and all labor, work and other materials necessary for the installation of Tenant’s Supplemental Air-Conditioning Units and their lines, fixtures and all appurtenances (collectively the “Tenant’s Supplemental A/C Units Costs”) shall be paid by Tenant as part of Tenant Plan Excess Costs pursuant to Sections 3.1(A)(3) and 3.4 hereof. From and after Landlord’s initial installation of the Tenant’s Supplemental Air Conditioning Units, Tenant shall be solely responsible for the operation, maintenance, repair and replacement of the same and Tenant shall be responsible for all utilities’ costs incurred in operating Tenant’s Supplemental Air Conditioning Units.

ARTICLE IV

LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1	LANDLORD COVENANTS:

4.1.1	(A) SERVICES FURNISHED BY LANDLORD.

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

(B) HVAC MAINTENANCE

Subject to escalation reimbursement in accordance with Section 2.6, Landlord shall maintain, repair and make replacements as necessary to operate the heating, ventilating and air-conditions system (the “HVAC System”) including periodic cleaning and maintenance of the ducts and outside components of the HVAC System.

4.1.2	ADDITIONAL SERVICES AVAILABLE TO TENANT.

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.

4.1.3	ROOF, EXTERIOR WALL, FLOOR SLAB AND COMMON FACILITY REPAIRS.

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.2	INTERRUPTIONS AND DELAYS IN SERVICES AND REPAIRS, ETC.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the causes set forth in Section 3.2 hereof as being reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

In the event that the electrical, heating, ventilating, air conditioning, or all elevator service to the Premises shall be shut down for more than five (5) full and consecutive business days, then, Tenant shall be entitled to an abatement of Annual Fixed Rent from the date of the shutdown of such service to the date such service is restored. Tenant agrees that if and to the extent such shutdown is covered by Landlord’s loss of rents coverage, the abatement of Annual Fixed Rent shall be limited and equal to the “Insurance Amount” (hereinafter defined). However, if such shutdown of service is attributable to Landlord’s negligence or willful conduct, the abatement of Annual

Fixed Rent shall not be limited to the Insurance Amount. The “Insurance Amount” shall be an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of service to the Premises received from Landlord’s insurance carrier providing such loss of rents insurance less the amount of any deductible contained in such loss of rents insurance coverage. Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

4.3	LANDLORD’S INSURANCE. Landlord shall carry at all times during the Term of this Lease (i) commercial general liability insurance with respect to the Building in an amount as determined by Landlord from time to time, (ii) insurance against loss or damage with respect to the Buildings covered by the so-called “all risk” type insurance coverage (including loss of rents as determined by Landlord) in an amount equal to at least the replacement value of the Building but whether or not and in what amounts to maintain coverage for terrorism, the decision as to the amount of the full replacement coverage for “all risk” type insurance coverage and the amount of the deductible shall all be in Landlord’s sole discretion but in no event shall such insurance be in such amount as would trigger the application of the co-insurance provision of such policy. Landlord may also maintain such other insurance as may from time to time be required by a mortgagee holding a mortgage lien on the Building. Further, Landlord may also maintain such insurance against loss of annual fixed rent and additional rent and such other risks and perils as Landlord deems proper. Any and all such insurance (i) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (ii) may be written with deductibles as determined by Landlord and (iii) shall be subject to escalation reimbursement in accordance with Section 2.6.

ARTICLE V

TENANT’S COVENANTS

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

5.1	PAYMENTS.

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2	REPAIR AND YIELD UP.

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or taking under the power of eminent domain only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing (i) all goods and effects of Tenant except for the initial Tenant improvements constructed pursuant to Article III hereof, (ii) to the extent specified by Landlord by notice to Tenant as set forth in Section 5.14 hereof all alterations and additions made by Tenant (iii) all partitions and (iv) to the extent specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination, the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and all alterations and additions made by Tenant, and in each case repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the other building caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3	USE.

To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which will in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing; provided, however, that if any inspection discloses a use in violation of this Section 5.3, Tenant shall pay for the Landlord’s out of pocket costs of such inspection. Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses provided that Tenant uses such substances in the manner in which they are normally used and in compliance with all Hazardous Materials Laws and other Legal Requirements and provided further that no odors shall emanate from the Premises which are detectable in any other portion of the Building or Site.

Landlord represents to Tenant that, to the best of Landlord’s actual knowledge as of the date of this Lease, there are no Hazardous Materials in the Buildings or on the Site which are required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws. Subject to the limitations of Section 8.4 hereof if and to the extent required to be removed or abated pursuant to the requirements of Hazardous Materials Laws as set forth in any notice from applicable governmental authority having jurisdiction, which notice is not challenged but is accepted by Landlord, Landlord shall use reasonable efforts to remove or abate as required by applicable Hazardous Materials Laws Hazardous Materials in the common areas of the Buildings or the “Base Building” (as hereinafter defined), provided that the foregoing shall not apply to (i) requirements of Hazardous Materials Laws resulting from the use of, or additions, alterations or improvements in, any tenant space in the Buildings, including the Premises (except that if the initial improvements to the Premises performed by Landlord in accordance with Section 3.1 or Section 3.2 hereof triggers compliance with Hazardous Material Laws, Landlord shall be responsible for removal or abatement in accordance with such Hazardous Materials Laws) or (ii) Hazardous Materials which are in the Building or on the Site because of the action or inaction of any tenant or occupant in the Complex, including

Tenant, or any employee, agent or contractor thereof, or (iii) any tenant space in the Building, including the Premises, and any additions, alterations and improvements therein. In addition, Landlord shall be responsible for the initiation and performance on a regular basis of an Operations and Maintenance Plan Regarding any Hazardous Materials existing in the Building or on the Site existing prior to the execution of this Lease. For purposes of this Section, the “Base Building” shall mean the structural elements of the Building and the heating, ventilating and air conditioning, electrical and plumbing systems and equipment bringing primary service to the tenant spaces in the Buildings. Subject to the limitations of Section 8.4 hereof, Landlord agrees to indemnify and save Tenant harmless from liability, loss and damage to persons or property and from any claims, actions, proceedings and expenses in connection therewith resulting from (x) the failure of Landlord to fulfill its obligations under the preceding sentence or (y) any releases of Hazardous Materials within the Buildings or on the Site that occurred prior to the Date of this Lease; provided, however, that in no event shall the foregoing indemnity render Landlord liable for any loss or damage to Tenant’s personal property, fixtures or equipment and Landlord shall in no event be liable for indirect, consequential or punitive damages.

5.4	OBSTRUCTIONS; ITEMS VISIBLE FROM EXTERIOR; RULES AND REGULATIONS.

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Additional Building or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs (except for such signage as is permitted pursuant to Section 8.26 hereof), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, of which Tenant has been given notice and which are applicable to all tenants generally of the Building, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such Rules and Regulations.

5.5	SAFETY APPLIANCES.

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6

ASSIGNMENT; SUBLEASE. Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.5 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1	Notwithstanding the foregoing provisions of Section 5.6 above and the provisions of Sections 5.6.2 and 5.6.4 below, but subject to the provisions of Sections 5.6.3, and 5.6.5 below, Tenant shall have the right, without Landlord’s consent, to assign this Lease or to sublet the Premises (in whole or in part) to (a) an entity succeeding to the business and assets of Tenant whether by way of merger or consolidation or by way of acquisition of all or substantially all of the assets of Tenant (including, without limitation, a transfer of this Lease by assignment to such successor entity); provided that the acquiring entity is as a matter of law, or otherwise agrees directly with Landlord to be, directly and primarily obligated under this Lease, (b) an entity which is either the parent of Tenant, controlled by Tenant or under common control with Tenant (herein called an “Affiliate”); provided that such assignee is as a matter of law, or otherwise agrees directly with Landlord to be, directly and primarily obligated under this Lease; or (c) a partnership or joint venture in which Tenant (or an entity described in items (a) or (b) above) is a bonafide partner or joint venturer owning at least fifty one percent (51%) of all ownership interests in such partnership or joint venture and possess at least fifty one percent (51%) of the voting rights in such partnership or joint venture; provided that such partnership or joint venture is as a matter of law, or otherwise agrees directly with Landlord to be, directly and primarily obligated under this Lease. However, it shall be a condition to any such assignment or sublease under this Section 5.6.1 that the entity to which this Lease is so assigned or which so sublets the Premises has reasonable financial standing and capability to perform the obligations of Tenant under this Lease as and when due or required. If any Affiliate of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary corporation, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.1.1

Notwithstanding the provisions of Section 5.6 above but subject to the provisions of this Section 5.6.1.1 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5, Tenant may sublease less than forty percent (40%) of the Rentable Floor Area of the Premises in the aggregate provided that in each instance Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In determining for the purposes of the foregoing whether forty percent (40%) or more of the Rentable Floor Area of the Premises have been sublet, assignments or subleases made pursuant to Section 5.6.1 hereof shall not be included. Tenant may sublease at a rent and other charges payable by the proposed subtenant that may be lower than the market rent and other charges for first class office space.

However, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed subleasing if:

(a)	the proposed subtenant is (i) a tenant or subtenant in the Building and there is available space in the Building that could accommodate the requirement of such tenant or subtenant within six (6) months of the date Tenant proposes to be the Commencement Date for its proposed sublease, (ii) in active negotiation (as evidenced by the receipt by Landlord of a request for proposal to lease from such party no more than ninety (90) days prior to Tenant’s request for consent) with Landlord for premises in the Building or or (iii) not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency). From time to time during the Lease Term, Tenant shall have the right by written notice (“Tenant’s Notice”) to submit to Landlord a list of prospective parties with whom Tenant would like to propose sublease or assignment terms. Within seven (7) days following Landlord’s receipt of Tenant’s Notice, Landlord shall advise Tenant whether or not Landlord is in active negotiations with any such prospective parties identified in Tenant’s Notice;

(b)	the proposed subtenant does not possess reasonably adequate financial capability to perform the obligations of the subtenant under the sublease as and when due or required, or

(c)	the subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(d)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Landlord’s Operating Expenses beyond that which Landlord incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(e)	there shall be existing an Event of Default (defined in section 7.1), or

(f)

any part of the rent payable under the proposed sublease shall be based in whole or in part on the income or profits derived from the Premises or if proposed sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.

5.6.2	Notwithstanding the provisions of Section 5.6. above, but subject to the provisions of this Section 5.6.2 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5 below, Tenant covenants and agrees not to assign this Lease or to sublet forty percent (40%) or more of the Rentable Floor Area of the Premises (which shall be deemed to include, without limitation, any proposed subleasing which together with prior subleasings would result in an area equal to or greater than forty percent (40%) of the Rentable Floor Area of the Premises in the aggregate being the subject of one or more subleases) without, in each instance, having first obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In determining for the purposes of the foregoing whether forty percent (40%) or more has been sublet, assignments or subleases made pursuant to Section 5.6.1 hereof shall not be included. Tenant may sublease at a rent and other charges payable by the proposed subtenant that may be lower than the market rent and other charges for first class office space. However, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is (i) a tenant or subtenant in the Building and there is available space in the Building that could accommodate the requirement of such tenant or subtenant within six (6) months of the date Tenant proposes to be the Commencement Date for its proposed sublease, (ii) in active negotiation (as evidenced by the receipt by Landlord of a request for proposal to lease from such party no more than ninety (90) days prior to Tenant’s request for consent) with Landlord for premises in the Building or (iii) not of a character consistent with the operation of a first class office building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency). From time to time during the Lease Term, Tenant shall have the right by written notice (“Tenant’s Notice”) to submit to Landlord a list of prospective parties with whom Tenant would like to propose sublease or assignment terms. Within seven (7) days following Landlord’s receipt of Tenant’s Notice, Landlord shall advise Tenant whether or not Landlord is in active negotiations with any such prospective parties identified in Tenant’s Notice;

(b)	the proposed assignee or subtenant does not possess reasonably adequate financial capability to perform the obligations of the Tenant under this Lease (in the case of an assignment) or of the subtenant under the sublease (in the case of a sublease) as and when due or required,

(c)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(d)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Landlord’s Operating Expenses beyond that which Landlord incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(e)	there shall be existing an Event of Default (defined in Section 7.1), or

(f)	any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.

(g)	in the case of a proposed assignment for all or substantially all of the balance of the then current Term of this Lease (except for an assignment made pursuant to Section 5.6.1), Landlord elects, at its option, by notice given within thirty (30) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as of a date which shall be not earlier than sixty (60) days nor later than one hundred twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease. If, within such 30 day period, Landlord shall fail to give Tenant notice of Landlord’s intention to so terminate, Landlord shall be deemed to have waived its right to so terminate as to the then applicable assignment. subject, however, to the provisions of the last paragraph of Section 5.6.3. Notwithstanding the foregoing provisions of this Section 5.6.2(g), if Landlord notifies Tenant of Landlord’s election to terminate this Lease, Tenant shall have the right, by notice to Landlord given within ten (10) days after receipt by Tenant of Landlord’s notice of termination, to withdraw Tenant’s request to assign this Lease in which event Landlord’s election to terminate shall be rendered null and void;

(h)

in the case of a proposed subleasing which together with prior subleasings would result in an area equal to forty percent (40%) or more of the Rentable Floor Area of the Premises being the subject of one or more subleases (except for subleases made pursuant to Section 5.6.1 hereof), for all or substantially all of the balance of the then current Term of this Lease, Landlord elects, at its option, by notice given within thirty (30) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as to such portions of the Premises proposed to be sublet which would, if made, result in an area greater than forty percent (40%) of the Rentable Floor Area of the Premises being sublet (herein called the “Terminated Portion of the Premises”) as of a date which shall be not earlier than sixty (60) days nor later than one hundred twenty (120) days after Landlord’s notice to Tenant (however such termination right shall not apply to subleases pursuant to Section 5.6.1); provided, however that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations as to the Terminated Portion of the Premises relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefore by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the Termination date provided, further, that this Lease shall remain in full force and effect as to the remainder of the Premises, except that from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises, and provided further that Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand the reasonable cost to separately demise the Terminated Portion of the Premises. If, within such 30 day period, Landlord shall fail to give Tenant notice of Landlord’s intention to so terminate, Landlord shall be deemed to have waived its right to so terminate as to the then applicable Terminated Portion of the Premises. subject, however, to the provisions of the last paragraph of Section 5.6.3. Notwithstanding the foregoing provisions of this Section 5.6.2(h), if Landlord notifies Tenant of Landlord’s election to terminate this Lease as to the Terminated Portion of the Premises, Tenant shall have the right, by notice of Landlord given within ten (10) days after receipt by Tenant of Landlord’s notice of termination, to withdraw Tenant’s request to sublease the Premises in which event Landlord’s election to terminate shall be rendered null and void; or

(i)	If Landlord fails to elect to terminate (or is deemed not to have so elected to terminate) pursuant to (g) or (h) above, Landlord shall have no further right to terminate as to such space proposed to be assigned or sublet by Tenant subject, however, to the last paragraph of Section 5.6.3 and provided a proposed assignment or sublease for which Landlord’s consent is thereafter requested does not materially vary from the business terms contained in the written letter of intent or other written proposal originally presented to Landlord under subsection (g) or (h) above on the basis of which Landlord elected not to terminate (or is deemed not to have elected to terminate).

5.6.3	Tenant shall give Landlord notice of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.1.1 or Section 5.6.2, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 5.6.1.1 or Section 5.6.2 above, except that as to any space to which Landlord has a right to terminate under 5.6.2(g) or (h), Tenant need only furnish a copy of a written letter of intent or other written proposal signed by Tenant and the prospective transferee (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.1.1 or Section 5.6.2, all other information necessary to make the determination referred to in Section 5.6.1.1 or Section 5.6.2 above and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.1 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.1.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Sections 5.6.1.1 and 5.6.2 shall again be applicable.

5.6.4	In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.1 hereof)

such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the actual out-of-pocket costs of Tenant incurred in such subleasing or assignment (the definition of which shall consist of rent concessions, legal fees of outside counsel engaged by Tenant, brokerage commissions and alteration allowances and Tenant’s cost to prepare the space including demising walls, required access and governmental code compliance work), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) business days of receipt of same by Tenant.

5.6.5 (A)	It shall be a condition of the validity of any assignment or subletting of right under Section 5.6.1 above, or consented to under Section 5.6.1.1 or Section 5.6.2 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee Tenant to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Sections 5.6 through 5.6.5 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination of the Lease, the assignment or sublease shall be terminated.

(B)	As Additional Rent, Tenant shall reimburse Landlord promptly for reasonable out of pocket (i) legal expenses, (ii) architectural and/or engineering review expenses, (iii) plan review expenses and (iv) governmental compliance review expenses, in each case incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting. (including the review of plans).

(C)	If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.5 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)	The consent by Landlord to an assignment or subletting under any of the provisions of Sections 5.6.1, 5.6.1.1 or 5.6.2 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)	On and after the occurrence, and during the continuance, of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F)	In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations (including, without limitation, all requirements concerning access and egress) and must be approved by Landlord, which approval shall not be unreasonably withheld or delayed; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) there shall be no more than four (4) subleases in effect for the Premises at any given time.

(G)

Without limiting Tenant’s obligations under Section 5.14, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.7	INDEMNITY; INSURANCE.

(A) Tenant’s Indemnity. To defend with counsel first approved by Landlord (which approval shall not be unreasonably withheld or delayed), save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings and expenses and costs in connection therewith (including without limitation reasonable counsel fees) (i) arising from or claimed to have arisen from (a) the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s contractors, licensees, invitees, agents, servants, independent contractors or employees or (b) any use made or thing done or occurring on the Premises not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.

(B) Tenant’s Insurance. To maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, commercial general liability insurance or comprehensive general liability insurance written on an occurrence basis with a broad form comprehensive liability endorsement under which Tenant is the named insured and Landlord and Landlord’s managing agent (and such persons as are in privity of estate with Landlord and Landlord’s managing agent as may be set out in notice from time to time) are named as additional insureds with limits which shall, at the commencement of the Term, be at least equal to those stated in Section 1.1 and from time to time during the Term shall be for such higher limits, if any, as are customarily carried in the Boston West Suburban Market with respect to similar properties or which may reasonably be required by Landlord, and worker’s compensation insurance with statutory limits covering all of Tenant’s employees working in the Premises, and to deposit with Landlord on or before the earlier of the date Tenant enters the Premises or the Commencement Date and concurrent with all renewals thereof, certificates for such insurance bearing the endorsement that the policies will not be canceled until after thirty (30) days’ written notice to Landlord. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain and maintain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability, if applicable) and provide Landlord with evidence of the same. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies qualified to do business, and in good standing, in the Commonwealth of Massachusetts and which have a rating of at least “A-” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord if such Guide is no longer published.

5.7.1	LANDLORD’S INDEMNITY. Subject to the limitations of Section 8.4 below, to the maximum extent this provision is effective according to law and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, agents, licensees, invitees or employees, Landlord agrees to indemnify and save harmless Tenant from and against any claim (i) arising from an injury to any person occurring in the Buildings or on the Site after the date that possession if first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent that such injury results from the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, or (ii) except to the extent an express limitation on Landlord’s liability to Tenant or on the nature of the relief or damages to which Tenant is entitled is set forth herein (including, without limitation, in Article III with respect to Landlord’s construction obligations and in Section 4.2 with respect to interruptions in services), resulting from the failure of Landlord to perform and discharge its covenants and obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect, consequential or punitive damages; and provided further that the provisions of this Section 5.7.1 shall not be applicable to the holder of any mortgage now or hereafter on the Buildings or the Site (whether or not such holder shall be or mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Building and/or the Site), (it being understood and agreed that, notwithstanding the foregoing, the provisions of this Section 5.7.1 shall be applicable to any party purchasing the Building and/or the Site from the mortgagee at a foreclosure sale or otherwise).

5.8	PERSONAL PROPERTY AT TENANT’S RISK.

That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Site, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law. Further, Tenant, at Tenant’s expense, shall maintain at all times during the Term of this Lease business interruption insurance and insurance against loss or damage covered by so-called “all risk” type insurance coverage with respect to Tenant’s fixtures, equipment, goods, wares and merchandise, tenant improvements made by or paid for by Tenant, and other property of Tenant (collectively “Tenant’s

Property”). Such insurance shall be in an amount at least equal to the full replacement cost of Tenant’s Property. Tenant shall maintain all of its equipment, furniture and furnishings in good order and repair. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain builder’s risk insurance for the full insurable value of such work.

5.9	RIGHT OF ENTRY.

To permit Landlord and its agents to examine the Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the ten (10) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times. Notwithstanding anything to the contrary herein contained, except in the case of emergencies, neither Landlord nor any of its agents, employees, contractors or invitees shall be permitted to enter any part of the Premises except in a manner consistent with the safe and property conduct of Tenant’s business, insofar as reasonably practicable during business hours. Except in the case of emergencies, Tenant shall be afforded reasonable advance notice before such entry.

5.10	FLOOR LOAD; PREVENTION OF VIBRATION AND NOISE.

Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.11	PERSONAL PROPERTY TAXES.

To pay promptly when due all taxes which may be imposed upon Tenant’s Property in the Premises to whomever assessed.

5.12	COMPLIANCE WITH LAWS.

To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.12.

5.13	PAYMENT OF LITIGATION EXPENSES.

The non-prevailing party shall to pay all reasonable costs, counsel and other fees incurred by the prevailing party in connection with the successful enforcement by the prevailing party of any obligations of the non-prevailing party under this Lease.

5.14	ALTERATIONS.

Tenant shall not make alterations and additions to Tenant’s space except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s reasonable opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $100.00 per hour for the time spent by the construction and property management personnel of Landlord (or an affiliate of Landlord) in reviewing Tenant’s plans under this Section 5.14, plus (ii) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work.

All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2; provided, however that at the time of Landlord’s response to Tenant’s request for approval of alterations, additions and/or improvements, Landlord shall upon its review advise Tenant whether and the extent to which any such proposed alterations and improvements are required to be removed. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may reasonably require, but in no event less than $2,000,000.00 combined single limit per occurrence on a per location basis (all such insurance to be written in companies approved by Landlord and naming and insuring Landlord and Landlord’s managing agent as additional insureds and insuring Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor.

Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant.

5.15	VENDORS.

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

ARTICLE VI

CASUALTY AND TAKING

6.1	DAMAGE RESULTING FROM CASUALTY.

In case during the Lease Term the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred forty (240) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred forty (240) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Costs and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated from the date of the fire or other casualty until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Unless such restoration is completed within one (1) year from the date repair or restoration work commences, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond fifteen (15) months from the date of repair or restoration work commences), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2	UNINSURED CASUALTY.

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3	RIGHTS OF TERMINATION FOR TAKING.

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced from the date that physical possession is actually taken according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4	AWARD.

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

DEFAULT

7.1	TENANT’S DEFAULT.

(a)	If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)	Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) days after notice from Landlord thereof; or

(ii)	Landlord having rightfully given the notice specified in subdivision (a) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.5 of this Lease; or

(iv)	Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(v)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi)	Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)

A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of ninety (90) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of ninety (90) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)	If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)	In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

(d) (i)	At any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of notice from Landlord to Tenant, at Landlord’s election, Tenant shall pay to Landlord such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of the total rent and other benefits which would have accrued to Landlord under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the Premises for the balance of the Lease Term.

(d) (ii)	For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)	In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the Premises after the occurrence of an Event of Default by Tenant hereunder. Marketing of Tenant’s Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control in the

Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts.” In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to re-let the premises free of any claim of Tenant, (ii) lease the Premises to a tenant whose proposed use, in Landlord’s sole judgment, will cause an unacceptable mix of uses in the Buildings, (iii) relet the Premises before leasing other vacant space in the Building or other vacant space in other buildings of Landlord or affiliates of Landlord in Lexington and Waltham, Massachusetts, (iv) lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building, or (v) enter into a lease with any proposed tenant that does not have, in Landlord’s sole determination, sufficient financial resources or operating experience to operate the Premises in a first-class manner and to pay and perform the obligations of a tenant under such a lease.

(f)	The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g)	In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article VII or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect of the collection of any of such rent.

7.2	LANDLORD’S DEFAULT.

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

MISCELLANEOUS

8.1	EXTRA HAZARDOUS USE.

Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent thereunder.

8.2	WAIVER.

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

8.3	CUMULATIVE REMEDIES.

Except as expressly provided in this Lease, the specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to seek the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.4	QUIET ENJOYMENT.

Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by Landlord or any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned including net casualty insurance proceeds and rents actually received (subject, however, to the rights of Landlord’s mortgage lenders from time to time in existence (collectively the “Mortgagees’ Rights”) which Mortgagees Rights shall in all events be superior to the rights of Tenant irrespective of (i) when any such mortgages, amendments thereto or replacements thereof are executed and (ii) the execution of any subordination, non-disturbance, attornment and/or recognition agreements), or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord ever be liable to Tenant for any indirect or , consequential or punitive damages or loss of profits or the like. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

8.5	NOTICE TO MORTGAGEE AND GROUND LESSOR.

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 8.5 or Section 8.15, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

8.6	ASSIGNMENT OF RENTS.

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

8.7	SURRENDER.

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

8.8	BROKERAGE.

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

8.9	INVALIDITY OF PARTICULAR PROVISIONS.

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

8.10	PROVISIONS BINDING, ETC.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

8.11	RECORDING.

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

8.12	NOTICES.

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises with a copy to Tenant, Attention: Chief Financial Officer and with a copy to Tenant, Attention General Counsel or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused or (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

8.13	WHEN LEASE BECOMES BINDING.

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

8.14	SECTION HEADINGS.

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

8.15	RIGHTS OF MORTGAGEE.

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided and on the express condition that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and Tenant agrees to attorn to the mortgagee and its successors and assigns. In confirmation of such subordination, recognition and attornment, Tenant, such mortgagee and Landlord shall execute and deliver promptly such instruments of subordination, recognition and attornment, reasonably acceptable to Tenant, such mortgagee and Landlord. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory Notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

8.16	STATUS REPORTS AND FINANCIAL STATEMENTS.

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, on the request of Landlord made from time to time, will promptly furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord, including, but not limited to financial statements for the past three (3) years. Any such status statement or financial statement delivered by Tenant pursuant to this Section 8.16 may be relied upon by any Interested Party. With respect to financial statements of Tenant, the obligation of Tenant to deliver financial statements shall be deemed satisfied provided that Tenant is subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Tenant has timely filed with the Securities and Exchange Commission all reports and other documents required to be filed pursuant to Section 13 or 15(d) of the Exchange Act, including, without limitation, all Forms 10-Q and Form 10-K.

8.17	SELF-HELP.

(A) If at any time there shall occur an Event of Default by Tenant in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(B) In the event (a) Landlord fails to make such repairs as are required of Landlord under this Lease or to perform any other obligations of Landlord hereunder within thirty (30) days after written notice from Tenant to Landlord and to the holder of any mortgage on the Property of which Tenant has been given written notice by Landlord specifying the nature of such repairs or other obligations or (b) if such repairs or other obligations are of the type which cannot be made or performed within such thirty (30) days after such written notice from Tenant, then if Landlord fails to commence making such repairs or to perform such obligations within such thirty (30) day period and thereafter prosecute such repairs or other obligations to completion, then thereafter at any time prior to Landlord commencing such repairs or other obligations, Tenant may, but is not obligated to, make such repairs or perform such other obligations and may make a demand on Landlord for payment of the reasonable out of pocket cost thereof actually incurred by Tenant and Landlord shall pay the reasonable out of pocket cost thereof; provided, however, if within thirty (30) days after receipt of such demand, Landlord shall not have paid same, then Tenant shall have the right to bring suit in a court of competent jurisdiction in the Commonwealth of Massachusetts seeking payment of the sum so claimed in Tenant’s demand. However, in no event shall Tenant have the right to offset against Annual Fixed Rent, or any Additional Rent or other charges payable under this Lease. Further, Landlord’s failure to pay Tenant’s demand shall not be a default of Landlord or give Tenant the right to terminate this Lease, Tenant’s only right being to bring suit as aforesaid.

8.18	HOLDING OVER.

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge (“Holdover Rent”) an amount equal to the greater of (x) (i) for the first thirty (30) days of any such holdover 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease and (ii) thereafter 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease; provided, however, that in no event shall Tenant be liable on account of holdover damages other than for Holdover Rent, except that Tenant shall be liable for Landlord’s actual damages in the event Landlord has notified Tenant of a firm commitment by a bona fide third party to take space (which include or consists of all or some of the Premises demised under this Lease) as of a date certain and Tenant continues to hold over beyond said date certain. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

8.19	NON-SUBROGATION.

Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance (or which would have been covered had such party carried the insurance required to be carried by it under the Lease) to the extent of the indemnification received under such insurance policy. This waiver of rights by Tenant shall apply to, and be for the benefit of, Landlord’s managing agent.

8.20	EXTENSION OPTION.

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Extended Term (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has not assigned this Lease (except for an assignment permitted without Landlord’s consent under Section 5.6.1 hereof), Tenant shall have the right to extend the Term hereof either (i) with respect to the entire Premises or (ii) with respect only to the First Floor Premises (whichever of the two (2) preceding options Tenant has elected is hereinafter called “Tenant’s Elected Premises”) and otherwise upon all the same terms, conditions, covenants and agreements herein contained (except for the premises which shall be Tenant’s Elected Premises and except also for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth) for one (1) period of five (5) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary, Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Elected Premises as a result of the exercise by Tenant of any such option.

(B) If Tenant desires to exercise said option to extend the Lease Term, then Tenant shall give notice (the “Exercise Notice”) to Landlord, not earlier than twelve (12) months nor later than ten (10) months prior to the expiration of the Original Term of this Lease exercising such option to extend, which to be valid must include Tenant’s selection of Tenant’s Elected Premises which election shall be irrevocable. Said Exercise Notice shall state that Landlord has ten (10) business days to respond thereto. Within ten (10) business days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Extended Term for the Tenant’s Elected Premises (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant

have not reached agreement on a determination of an annual rental for the Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit F) for the Extended Term for the Tenant’s Elected Premises, which Broker Determination shall be made in the manner set forth in Exhibit F. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Extended Term shall be ninety five percent (95%) of the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of subsection (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, but only for the Tenant’s Elected Premises as set forth in Tenant’s Exercise Notice, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 8.20 and confirming Tenant’s Elected Premises; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Original Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall the Lease Term be extended for more than five (5) years after the expiration of the Original Term hereof.

8.21	SECURITY DEPOSIT.

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of $500,000.00 and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if exercised), unless sooner returned to Tenant as provided in this Section 8.21, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service, (ii) be in a form reasonably acceptable to Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of

Credit, (iv) permit transfers at any time without charge and (v) permit presentment in Boston, Massachusetts. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within ten (10) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is thirty (30) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 8.21. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligation hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 8.21. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B) Commencing on the first (1st) anniversary of the Commencement Date, and annually thereafter during the Term on each subsequent anniversary of the Commencement Date, the amount of the Letter of Credit shall be reduced by one hundred thousand dollars ($100,000) until the amount of the Letter of Credit is equal to two hundred thousand dollars ($200,000), at which time there shall be no further reduction in the Letter of Credit. It shall be a condition precedent to any reduction that at the time of each scheduled reduction, Tenant must have a minimum amount of cash, cash equivalents and marketable securities (collectively, “Cash Balance”) equal to the following (each an “Applicable Financial Test”): (i) for the first reduction, the greater of $20 million or five times the Tenant’s preceding 12 month deficit net cash flow (for example, if Tenant’s deficit net cash flow is $10 million, Tenant would still qualify for the first reduction if its Cash Balance is equal to or greater than $50 million, (ii) for the second reduction, the greater of $20 million or four times the Tenant’s preceding 12 month deficit net cash flow (for example, if Tenant’s deficit net cash flow is $12 million, Tenant would still qualify for the second reduction if its Cash Balance is equal to or greater than $48 million; and (iii) for the third reduction, the greater of $20 million or three times the Tenant’s preceding 12 months deficit net cash flow (for example, if Tenant’s deficit net cash flow as $12 million, Tenant would still qualify for the third reduction if its Cash Balance is equal to or greater than $36 million). As a condition precedent to any such reduction, Tenant shall be required to submit written documentation reasonably satisfactory to Landlord demonstrating satisfaction with the then Applicable Financial Test for the reduction date in question. However, if Tenant shall not satisfy the Applicable Financial Test for the reduction date in question (the “Prior Reduction Date”) but if for any subsequent reduction date (the “Current Reduction Date”) Tenant shall so satisfy the Applicable Financial Test for such Current Reduction Date, then Tenant shall be entitled to the reduction for the Current Reduction Date and the reduction for the Prior Reduction Date(s). By way of example, if Tenant shall not satisfy the Applicable Financial Test required for the first reduction date (being the first anniversary of the Commencement Date) but shall satisfy the Applicable Financial Test required for the second reduction date (being the second anniversary of the Commencement Date), then Tenant shall be entitled to both (i) the first $100,000.00 reduction in the Letter of Credit and (ii) the second $100,000 reduction in the Letter of Credit. Such annual reductions in the amount of the Letter of Credit shall be effected either by: (i) Landlord exchanging the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount of the Letter of Credit by $100,000.00), or (ii) Landlord accepting in writing an amendment, in form reasonably to Landlord, to the Letter of Credit then being held by Landlord whereby the amount of such General Letter of Credit is reduced by $100,00.00. It shall be an express condition to any reduction in the Letter of Credit pursuant to this Paragraph that Tenant is not then (i.e. as of the relevant anniversary date) in default under the terms of this Lease without the benefit of notice or grace. Notwithstanding the foregoing, if an Event of Default occurs in Tenant’s obligations under the Lease during the twelve month period immediately preceding any date as of which a reduction in the amount of the Letter of Credit is scheduled to occur, then there shall be no reduction in the amount of the Letter of Credit pursuant to this Paragraph on such scheduled reduction date.

(C) Return of Letter of Credit. To the extent that Landlord has not previously drawn upon the Letter of Credit, and to the extent that Tenant is not otherwise in default of its obligations under the Lease as of the termination date of the Lease, Landlord shall return the Letter of Credit to Tenant within thirty (30) days after the expiration or termination of the Term of the Lease.

8.22	LATE PAYMENT.

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Fleet National Bank (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

8.23	TENANT’S PAYMENTS.

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except only as otherwise specifically provided in the last paragraph of Section 2.6 hereof, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable out of pocket costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

8.24	WAIVER OF TRIAL BY JURY.

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim (other than compulsory counterclaims which, if not made, are deemed waived) brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this

Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

8.25	TENANT’S RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE

(A) The provisions of this Section 8.25 shall only apply in the manner hereinafter set forth, to the rentable floor area in the Building presently leased to ICF Consulting, Inc. (the “Entire ICF Space”). The Entire ICF Space is hereinafter called the “First Offer Space.” The entire First Offer Space consists of (i) space on the second floor of the Building (herein called the “Second Floor First Offer Space”) and (ii) space on the third floor of the Building (herein called the “Third Floor First Offer Space”). The Second Floor First Offer Space and the Third Floor First Offer Space are each labeled as “First Offer Space” on the Plans attached hereto as Exhibit D-1. Subject to the terms, conditions and provisions set forth in this Section 8.25, Tenant may exercise its rights under this Section 8.25 at any time during the Lease Term.

(B)(i) Provided that (i) there has been no default under the Lease, (ii) Tenant has not assigned this Lease (except for an assignment or subletting pursuant to Section 5.6.1 hereof), and (iii) this Lease is still in full force and effect, Landlord agrees not to enter into a lease or leases to relet the entire First Offer Space or any portion thereof without first giving to Tenant an opportunity to lease such space as hereinafter set forth. When any First Offer Space becomes so available for reletting, Landlord shall notify Tenant (“Landlord’s Notice”) of the availability of such First Offer Space and the business terms upon which Landlord is willing so to lease such space. If Tenant determines to exercise Tenant’s Right of First Offer, Tenant shall do so, if at all, by giving Landlord notice (the “Exercise Notice”) of Tenant’s desire to lease (i) entire amount of the First Offer Space so offered by Landlord, (ii) the Second Floor First Offer Space (if that is part of the First Offer Space being offered), or (iii) the Third Floor First Offer Space (if that is part of the First Offer Space being offered) (“Tenant’s Elected Space”) (Tenant having no right to lease any other combination, configuration or portions of the entire First Offer Space) on such terms as proposed by Landlord in Landlord’s Notice within ten (10) days after receipt of Landlord’s Notice to Tenant . To be valid, Tenant’s Exercise Notice must specify Tenant’s Elected Space. Within ten (10) days business days after Landlord’s receipt of Tenant’s Exercise Notice, Landlord shall provide to Tenant Landlord’s quotation of a proposed annual rent for the Tenant’s Elected Space for the term set forth in Landlord’s Notice (“Landlord’s Rent Quotation”).

(B)(ii) If at the expiration of fifteen (15) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the Tenant’s Elected Space and executed a written instrument adding the Tenant’s Elected Space to the premises demised to Tenant under this Lease, then Tenant shall have the right, for ten (10) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit F) for the Tenant’s Elected Space for the term set forth in Landlord’s Notice, which Broker Determination shall be made in the manner set forth in Exhibit F. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the Tenant’s Elected Space for the balance of the then existing Term shall be one hundred percent (100%) of the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent for the subject First Office Space shall be equal to Landlord’s Rent Quotation. If Tenant shall not so exercise such right within such ten (10) day period, time being of the essence in respect of such exercise, Tenant shall have no further right of offer hereunder with respect to the entire First Offer Space or any portion thereof and Landlord shall be free to enter unto one or more leases of the entire First Offer Space or any portion thereof with another prospective tenant or tenants upon terms and conditions as Landlord shall determine, which terms may include rights or options to extend the term or to expand the size of the premises under such lease or leases. All space added to this Lease pursuant to this Section shall be deemed to be part of the Premises and the Rentable Floor Area of Tenant’s Space shall be increased by the Rentable Floor Area of the space so added to the Premises.

(C) If Tenant fails to exercise Tenant’s right of first offer or is deemed not to have exercised its first offer as to a specific space but subsequently desires to lease such space, Tenant may notify Landlord in writing of its offer to lease a specific space (“Tenant’s Offer Notice”). If at the time of Landlord’s receipt of Tenant’s Offer Notice Landlord has not leased such space to another tenant or is not then negotiating with a third party to lease such space (or portion thereof) and Landlord, in its sole discretion, is willing to accept Tenant’s offer to lease such space to Tenant, then Landlord may, at its sole election, by written notice to Tenant given within ten (10) business days after receipt of Tenant’s Offer Notice, agree to accept Tenant’s offer to lease such space. Landlord’s acceptance shall be accompanied by Landlord’s quotation to Tenant of a proposed annual rent for such space for the remainder of the then current term of this Lease (“Landlord’s Rent Quotation”). If at the expiration of fifteen (15) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rent for such space and executed a written instrument adding such space to the premises demised to Tenant under this Lease, then the provisions of Section 8.25(B)(ii) shall apply, it being agreed that for purposes of this Section 8.25(c) all references in said Section 8.25(B)(ii) to “Tenant’s Elected Space” or the “First Offer Space” shall be deemed to be references to the space covered by this Section 8.25(c). The provisions of this Section 8.25(c) are subject to the provisions of Section 8.25(D).

(D) If Tenant shall exercise any such right of first offer and if, thereafter, the then occupant of the premises with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, commencement of the term of Tenant’s occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. In the event of any such holdover by such occupant, Landlord shall use reasonable efforts to cause such occupant to vacate such space which shall be limited to filing and prosecuting an eviction action (but not taking or defending any appeal). However, if the then tenant or occupant of such first offer space shall not vacate the first offer space within three (3) months after the date when its tenancy or occupancy is scheduled to expire, Tenant shall have the right, by written notice to Landlord given within ten (10) days after the expiration of such 3 month period, to terminate only its exercise of such right of first offer and the same shall be Tenant’s sole and exclusive remedy at law, in equity or otherwise (“Tenant’s ROFO Termination”). The failure of the then tenant or occupant of such premises to so vacate and/or Tenant’s ROFO Termination shall not constitute a default or breach by Landlord and shall not give Tenant any right to terminate this Lease or to deduct from, offset against or withhold Annual Fixed Rent or additional rent (or any portions thereof) or give Tenant any other rights at law, in equity or otherwise except for the ROFO Termination.

8.26	SIGNAGE

(A) Provided that (i) no Event of Default shall have occurred (ii) this Lease shall not have been terminated for any reason, (iii) Tenant has not assigned this Lease nor sublet more than eighty percent (80%) of the Total Rentable Floor Area of Tenant’s Space (except for an assignment or subletting pursuant to Section 5.6.1 hereof) and (iv) this Lease is still in full force and effect (herein collectively called “Tenant’s Exterior Sign Conditions”), then and only then, Tenant shall have the non-exclusive right to one (1) sign on the exterior of the Building in a location selected by Landlord (the “Building Signage”); provided, however, that Tenant acknowledges that ICF Consulting Group, Inc., another tenant in the Building, also has a right to exterior Building Signage and that the location thereof shall be as determined by Landlord and Tenant’s Building Signage shall not conflict therewith. The ICF building signage shall not be larger or in a more prominent location than Tenant’s Building Signage, all as reasonably determined by Landlord. Further, as a condition precedent to Tenant’s Building Signage, the Tenant’s Building Signage must be first approved by Landlord as to design, size, location, material, method or installation, other aesthetics (which approval shall not be unreasonably withheld or delayed) and Tenant’s Building Signage must comply with all applicable Legal Requirements (including, without limitation, the requirements of the Town of Lexington, Zoning By-Law) and Tenant first obtains all permits, approvals, consents and the like as shall be required under and pursuant to applicable Legal Requirements from time to time in effect and applicable. In order to accommodate Tenant, Landlord, agrees to install the Tenant’s Building Signage but in no event shall the Commencement Date be delayed or otherwise extended for any reason including, without limitation, Tenant’s failure or inability to obtain applicable permits, approvals, consents or the like or to comply with applicable Legal Requirements and/or if Tenant’s Building Signage is not installed. Tenant shall be solely responsible for all costs and expenses regarding the Building Signage including, without limitation, design costs, installation costs, all application, permit and approval costs. Once Tenant’s Building Signage is installed, Landlord shall perform the maintenance and repair thereof but Tenant shall be responsible for all replacements and the cost thereof and all maintenance, repair, and replacement costs. Landlord agrees to cooperate with Tenant regarding Tenant’s obtaining approvals of the Building Signage provided Landlord shall not be required to expend any monies, assume any costs or expenses or undertake any liability. The failure of Tenant to obtain any permits, approvals, consents or the like required by Legal Requirements from time to time in effect and applicable, or the lack of Landlord’s cooperation shall not affect this Lease in any way and, without limitation, Tenant shall have no right to terminate this Lease and shall have no right to any abatement, set off or other reduction of Annual Fixed Rent, Additional Rent or other charges payable under this Lease.

(B) In addition, Landlord shall, at Tenant’s expense, install one (1) sign identifying Tenant at the main lobby entrance to the Building (“Tenant’s Lobby Sign”); provided however, that as a condition precedent thereto, Tenant’s Lobby Sign is first approved by Landlord as to design, size, material, method of installation, other aesthetics and location (which approval shall not be unreasonably withheld or delayed). The general location of Tenant’s Lobby Sign shall be as shown on the Plan attached hereto as Exhibit H. Tenant hereby acknowledges and agrees that Landlord has previously granted lobby signage rights to ICF Consulting, Inc. Landlord hereby reserves the right to add the signage of all other tenants to or in the main lobby of the Building.

(C) The rights set forth in the foregoing provisions of this Section shall be available only so long as (i) Tenant satisfies and is in compliance with all of Tenant’s Exterior Sign Conditions and (ii) this Lease is in full force and effect and (iii) there shall not occur any Event of Default.

(D) Landlord shall, at its sole cost and expense, install a tenant directory in the lobby of the Building and shall list Tenant thereon.

8.27	LOBBY IMPROVEMENTS. At Landlord’s sole cost and expense, Landlord shall construct the renovations in the main entrances, lobby and common areas of the Building in accordance with plans prepared by Visnick and Caulfield, Architects dated July 14, 2003. Such renovations shall be substantially completed on or before the Commencement Date.

8.28

CAFETERIA. Provided and on the condition that there shall not occur an Event of Default (defined in Section 7.1(a) hereof) and this Lease shall be in full force and effect, then during the Term of this Lease, Landlord shall cause a cafeteria to be operated by it, by an affiliate of Landlord, or by a third party operator, in any such case in such portion of the common area of the Building as determined by Landlord in its sole discretion. Such cafeteria shall be for all tenants, subtenants and other occupants from time to time of the Building including Tenant but not for the general public. The style of operation, days and hours of operation, staffing, methods of operation, the food to be offered and the price thereof and all other aspects of the operation of the cafeteria shall be determined solely by the cafeteria operator, whether Landlord, an affiliate of Landlord or a third party operator. Any and all subsidies or other payments of any type or amount made or granted by Landlord respecting the operation of the cafeteria shall be included in “Landlord’s Operating Expenses” under Section 2.6 hereof.

8.29	ROOF RIGHTS. Subject to the terms and conditions of this Section, (a) Tenant shall have the right, in common with the rights of Landlord, other tenants of the Building and others as may be designated or licensed by Landlord, to install and operate two (2) satellite dish receiving/transmission antennae and wires, cables, conduits, and associated equipment (collectively, the “Communications Equipment”) which shall only be used by Tenant in conjunction with its conduct of the Permitted Uses (and for no other purpose) on a portion of the roof of the Building, (b) Tenant shall have the right, in common with the rights of Landlord, other tenants in the Building and others as may be designated or licensed by Landlord or its affiliates, to connect the Communications Equipment to the interior of the Premises (provided, however, that any cable or wiring and/or conduit installed by or for Tenant or with respect to any Communications Equipment installed pursuant to this Section by or for Tenant shall run through the core, or be concealed in the walls of the Building or chases of the Building or shall otherwise be appropriately concealed, and shall exit the Building at or below ground level) and (c) Tenant shall maintain the Communications Equipment in good order, condition and repair and Tenant shall have a right of temporary access from time to time, as may be reasonably approved by Landlord in advance except in the case of an emergency, over the roof of the Building to the extent necessary to install, maintain, inspect, repair, and replace the Communications Equipment. Tenant shall make no attachments to and penetrations of the roof required for the Communications Equipment without Landlord’s prior approval which approval may be conditioned on Tenant’s agreement as to the maintenance and restoration of the affected portion of the roof and other affected areas. In no event shall Tenant place a load on the roof of the Building exceeding an average rate of forty (40) pounds of live load per square foot of roof area.

Notwithstanding the foregoing provisions of this Section, Tenant may not install any Communications Equipment or connect any Communications Equipment to the Premises except with the prior approval of Landlord, which approval shall not be unreasonably withheld. In furtherance thereof, with respect to any Communications Equipment, Tenant shall submit to Landlord plans and specifications (including, but not limited to, design, size, weight and configuration) for such Communications Equipment and the proposed location thereof on the roof of the Building for

Landlord’s approval, (including, but not limited to the size and aesthetics of the Communications Equipment and the architectural compatibility and relationship between the Communications Equipment and the general area of the site and neighboring roads). Without limiting the generality of the foregoing, Tenant shall make no penetrations of or attachments to the roof for any of its Communications Equipment or otherwise without Landlord’s prior approval, which approval shall not be unreasonably withheld, delayed or conditional. All of the Communications Equipment shall only be used in conjunction with Tenant’s conduct of the Permitted Uses and for no other purposes. However, Landlord shall have the right, in its sole discretion, to select the location on the roof for the placement of the Communications Equipment.

Tenant, at Tenant’s expense, shall repair any damage to the Building (including but not limited to the roof) resulting from the installation, operation, maintenance, repair replacement or removal of the Communications Equipment including sealing and repairing all roof penetrations. Upon the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s expense shall remove all of the Communications Equipment and restore the affected portions of the Building to as near as practicable its condition prior to the installation thereof; provided, however, that Tenant shall not be obligated to remove conduits and wiring for such Communications Equipment which is located within walls or within ceiling plenums of the Building. In addition, Tenant shall, at its sole cost and expense, (i) maintain the integrity and watertightness of the roof and other areas around and affected by any such penetrations and attachments and (ii) remove all Communications Equipment and related equipment and repair and restore the area of the roof affected by the penetrations and attachments, at the expiration or earlier termination of the Lease Term or Landlord may perform same for Tenant’s account and at Tenant’s expense.

Further, in no event shall the installation, operation, maintenance, repair, replacement or removal of any Communications Equipment interfere with the use or occupancy of the Building by any tenant or by others entitled thereto or with the use of any other Tenants’ Communications Equipment. In addition, Tenant shall be solely responsible for obtaining and maintaining in full force and effect such permits, licenses, approvals, special permits and other governmental authorizations, if any, as shall be required for the installation, maintenance and operation of the Communications Equipment by applicable law, by-law, rule or regulation and the failure or inability of Tenant to obtain any such permits, licenses, approvals, special permits and other governmental authorizations shall in no way (i) constitute a default of Landlord, (ii) give Tenant any right to an abatement, offset or other reduction in Annual Fixed Rent, Additional Rent or other charges payable under this Lease or (iii) give Tenant any right to terminate this Lease.

The rights herein granted to Tenant are in common with the rights of Landlord and other tenants of the Building from time to time to use or to grant to or license others from time to time the right to use any portion of the roof for the installation, operation, replacement, repair, renovation, removal and inspection of communications, reception, transmission, or other like equipment and appurtenances.

Further, the rights herein granted to Tenant shall expire if (i) there shall be an Event of Default of Tenant under this Lease or (ii) this Lease shall terminate or otherwise expire.

8.30	GOVERNING LAW.

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:		LANDLORD:

/s/ Fredrick DeAngelis		/s/ David C. Provost
David C. Provost, for the Trustees of Hayden Office Trust, pursuant to written delegation, but not individually

TENANT:

WITNESS:		INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Kenneth Shaffer	By:	/s/ Michael W. Rogers
Name:	Kenneth Shaffer	Name:	Michael W. Rogers
		Title:	Executive Vice President, Chief Financial Officer and Treasurer
Hereto duly authorized

CORPORATE SEAL

EXHIBIT A

DESCRIPTION OF SITE

Those certain parcels of land (together with the buildings and improvements thereon) situated on the northeasterly side of Route 2 so-called, in Lexington, Middlesex County, Massachusetts being shown as Parcel 1 and Parcel 2 on a plan entitled “Plan of Land in Lexington, Mass.,” dated March 19, 1964, by Albert A. Miller and Wilbur C. Nylander, Civil Engineers & Surveyors, recorded with Middlesex South District Deeds, Book 10511, Page 298, bounded and described as follows:

SOUTHWESTERLY	by Route 2 as shown on said plan by two lines measuring respectively 80.34 feet and 970.47 feet;

NORTHWESTERLY	by the 1974 State Highway Layout being a relocation of Spring Street, by two lines measuring respectively 159.76 feet and 54.99 feet;

NORTHERLY	on a curved line by the junction of said relocated Spring Street and an access road also part of the 1964 State Highway Layout, all as shown on said plan, 57.08 feet;

NORTHEASTERLY	by said access road as shown on said plan by three lines measuring respectively 231.55 feet, 647.54 feet and 7.13 feet;

NORTHEASTERLY and EASTERLY	by the same by several lines measuring respectively 101.06 feet, 33.98 feet, 19.62 feet, 57.07 feet and 17.46 feet.

Parcel 1 contains, according to said plan, 45/100 acres, Parcel 2 contains 5-89/100 acres, and both Parcels together contain according to said plan, 6.34 acres.

Said premises are subject to easements, agreements and restrictions of record, if any, to the extent in force and applicable.

For title see Deed recorded with said registry of Deeds in Book 15217, page 429.

Exhibit A

EXHIBIT B

SPACE PLAN

Exhibit B

EXHIBIT "B"

FLOOR 1

EXHIBIT "B"
FURNITURE PLAN
FLOOR 1

INDEVUS PHARMACEUTICALS, INC.
33 HAYDEN AVENUE
FLOORS 1 AND 2
LEXINGTON, MA

VISNICK & CAULFIELD ASSOCIATES, INC.

B

1 OF 2

Exhibit B

EXHIBIT "B"

FLOOR 2

EXHIBIT "B"
FURNITURE PLAN
FLOOR 2

INDEVUS
PHARMACEUTICALS, INC.

VISNICK & CAULFIELD

B
2 OF 2

Exhibit B

EXHIBIT B (continued)

Detailed Scope

Exhibit B

Exhibit B

33 Hayden Avenue

Indevus Pharmaceuticals

Building Standard Materials and Turnkey Scope

Landlord will provide a turn-key buildout of Tenant’s Premises substantially in accordance with the following scope definition and plans dated December 2, 2004. Where the plan and scope definition differs, the scope definition described below shall dictate what is Landlord’s cost. The improvements will be constructed with the building standard materials described below.

Partitions

The following building standard materials will be provided by Landlord:

a.	Interior Ceiling High partitions (i.e. partitions within a single premises) will be 2 ½” metals studs 16” on center with one layer of 5/8” gypsum board on each side. Partition will extend from floor to six (6) inches above the acoustic tile ceiling and will be filled with 3” compressed fiberglass sound insulation.

b.	Demising partitions providing sound attenuation will be 2 ½” metal studs with one layer of 5/8” gypsum board on each side. Demising partitions will extend from floor to underside of structure above, subject to requirements of the building air conditioning system, and the partition will be filled with 3” compressed fiberglass sound insulation.

c.	All partitions will have vinyl base 4” high.

The following turnkey scope will be provided by Landlord:

a.	Interior Ceiling High partitions will be provided for the following:

1.	All type A, B & C Offices

2.	Typical Support rooms (ie storage, copy rooms, pantries)

3.	First floor Legal vault

4.	Rooms within the Fitness Center

5.	Small Conference Room and Guest Phone at Reception Area

6.	Telecom LAN Rooms (5)

b.	Demising partitions will be provided for the following;

1.	A+ Offices (5) and CEO Suite

2.	(5) Conference Rooms, Clinical Trial Room, Video Conference and Multi Purpose Conference Room.

3.	IT Data Center on 1st floor.

c.	Butt-glazed “glass wall” in aluminum channel (9’ length) at the Video Conference Room.

d.

Exhibit B

Doors

Building standard doors shall consist of the following:

a.	All doors within the premises will be 3’0” x 8’0” solid core with stain grade, standard veneer faces, 1 ¾” thick and shall receive two coats of factory clear polyurethane finish. Door frames will be pressed metal. Hardware will include two pair of butts, one standard duty latch set and one door stop. Office doors to receive a coat hook.

b.	Locksets will be provided at the following locations:

•	CEO’s Office Suite

•	A+ Offices

•	Clinical Trial Room

•	Card Reader Locations

•	Telecom Lan Room and Telecom Lan Distribution Room

•	Fitness Ctr Entrance (1)

•	First floor Legal Vault

c.	Existing doors will be salvaged, refinished and re-used where possible.

d.	Existing Entry doors to the Tenant’s space to remain.

e.	Glass sidelights at all Office and Conference Room doors – frames will be pressed metal, integral with the door frame, with 12” single pane glazing.

Painting and Wall Covering

The building standard for painting and wall covering is:

a.	All wall surfaces shall receive two coats of eggshell finish latex paint. Color selection will be made from building standard samples. Private Offices will include option for one accent wall.

b.	All door frames within premises shall receive two coats of semi-gloss enamel to be selected from building standard samples.

Ceiling

Building standard ceilings shall be 2’0” x 2’0” reveal edge textured acoustic lay-in tile, Armstrong Cirrus, or equal to match existing Base Building space. Ceiling height will be 8’6” typically.

An allowance is included at each of the following rooms for drywall ceiling (30% of total room SF):

a.	Boardroom (Room no. 201)

b.	Conference Room (Room no. 204)

c.	Video Conference (Room no. 119)

d.	Medium Conference (Room no. 138)

Exhibit B

Lighting

Building standard lighting shall be 2’ x 2’, low-brightness three tube parabolic reflector fixtures to match existing Base Building space. An allowance is included at each A+ and A++ Office as well as the four (4) rooms noted above for certain lighting upgrades (downlights and/or pendants)

Telephone Outlets

Building standard tel/data work shall include one wall location per office prepared to receive a telephone outlet installation by Tenant’s telecommunication contractor. In total, one tel/data pathway will be provided for each 200 square feet of rentable area, each to consist of plaster ring and cable pull string to above its individual ceiling.

Electric

The following describes building standard materials and turnkey scope for Tenant’s electrical:

a.	One (1) electric duplex outlet and one (1) electric quad outlet per typical office. The Conference rooms to have two (2) electric quad outlets and two (2) telephone outlets. Eight (8) duplex outlets per circuit. Floor outlets are included for second floor Conference rooms (4 total).

b.	Power feeds to R&D workstations provided via wall outlet; one circuit for every two (2) workstations will be provided. Tenant Vendor to wire power from wall to individual workstation.

c.	Tenant to provide data and telephone wiring to offices and workstations.

d.	Miscellaneous duplex outlets, as reasonably required, in all auxiliary space with the exception of special electrical requirements in excess of the criteria specified in Lease Exhibit C Landlord Services.

e.	Ceiling-mounted power outlets and cable tray will be provided at IT Server Room and Telecom Lan Rooms (4 total) as required and indicated on plans.

HVAC

The building standard HVAC scope consists of a complete variable air volume (VAV) system installed to serve all areas of the premises. Existing ductwork and equipment will be utilized to the extent possible. Separate zones with thermostats will be provided for approximately each 50 lineal feet of building perimeter and approximately each 1,200 square feet of building interior. Any thermostats located at an exterior wall shall be insulated.

Supply air shall be provided through ceiling mounted diffusers. Return air will be into a ceiling return air plenum through slots in the light fixtures or separate ceiling mounted grills as required. A separate zone and exhaust fan to the ceiling plenum will be provided for the following rooms:

a.	Medium Conference Room no. 138

b.	Video Conference 119

c.	Conference Room 166

d.	Multi-Purpose Conference Room nos. 195 and 196

Exhibit B

e.	Conference Room 266

f.	Boardroom 201

g.	Conference Room 204

h.	Conference Room 225

i.	Clinical Trial Room 207

j.	Telecom Lan Rooms (5 total)

Millwork

a.	Plastic laminate base and wall cabinets in:

i)	Copy/Supply Workrooms (4 total)

ii)	HR Copy Workroom (16 LF)

iii)	IT Copy/Fax Workroom (18 LF)

iv)	Pantries (5 total)

v)	High Density File room (17 lf)

b.	Paint grade shelf and rod in each Coat Closet (12 total).

c.	Adjustable melamine shelves (5 high) on standards in:

i)	Storage Closets (7 total)

ii)	Copy/Supply Workroom 252 (3 high)

d.	Plastic laminate base cabinet at Print/Fax stations (5 total)

Plumbing

At each Coffee Pantry (5 total), Landlord will provide a sink with waste, hot and cold water and disposal as well as a valved/capped connection for Tenant-provide and installed coffee maker. Landlord will provide a dishwasher at two (2) of the Pantries.

At Fitness center, separate Men’s and Women’s Locker rooms, each equipped with the following:

a.	One (1) accessible toilet

b.	One (1) accessible shower (fiberglass)

c.	One (1) sink

Floor Finishes

a.	Carpet throughout at allowance of $18/SY installed, of installed area.

b.	Carpet at Fitness Center at allowance of $20/SY.

c.	Ceramic tile at Fitness Center Locker Rooms (changing area to be carpet)

d.	Carpet at A+, A++ and the following Conference Rooms at allowance of $22/SY:

i)	Boardroom 201

ii)	Video Conference 119

iii)	Medium Conference 138

iv)	Conference Room 204

Exhibit B

Structural Reinforcement

No additional structural requirements beyond that provided by Base Building are included in tenant improvements.

Fire Protection

The fire protection system will be installed to meet all applicable local, state and federal codes and regulations for light hazard occupancy.

Miscellaneous

Except as described above, the following work is excluded from the Landlord’s turnkey scope of work:

a.	Any electrical work in excess of that described above.

b.	Any specialty Fire Protection systems required by Tenant.

c.	Any HVAC work in excess of that described.

d.	Tenant’s telecommunication design, systems, wires, equipment and other services or infrastructure required by Tenant.

e.	Tenant’s security design, systems, equipment, wires and other services and infrastructure required by Tenant.

f.	Tenant’s audio/visual design, systems, equipment and other services and infrastructure required by Tenant.

g.	Tenant’s furniture, design, wiring, and installation.

h.	Tenant’s Fitness Center equipment purchase or installation.

Exhibit B

EXHIBIT B-1

List of Additional Tenant Work

INDEVUS PHARMACEUTICALS, INC.

33 HAYDEN AVE

LEXINGTON, MA

1ST AND 2ND FLOORS

V&CA DRAWINGS DTD 12/2/04

ADDITIONAL TENANT WORK

ITEM	LANDLORD WORK	TENANT WORK	NOTES
0100 DEMOLITION
REMOVE EXISTING CARPET	X
REMOVE EXISTING VINYL BASE	X
REMOVE EXISTING ACOUSTIC TILE & GRID	X
DEMO THRU CEILING PARTITION	X
REMOVE DRS & FRS (1PC HM FR)	X
REMOVE AND SAVE DOORS/HDW	X
REMOVE CNTR TOPS & BOOKCASES	X
REMOVE DBL FR & DRS	X
REMOVE SIDELIGHT FRS & DRS (FOR REUSE)	X
DEMO RAISED FLOOR AT SERVER ROOM	X
DEMO AC UNIT AT SERVER ROOM	X
DEMO IT ROOM EQUIPMENT	X
DUMPSTERS	X

0640 MILLWORK
PLASTIC LAMINATE BASE AND UPPER CABINETS
COPY / SUPPLY/FAX WORKROOMS	X
PANTRY	X
HIGH DENSITY FILE ROOM	X
ADJUSTABLE SHELVES ON STANDARDS
STORAGE CLOSETS (5 HIGH)	X
COPY / SUPPLY WORKROOM (3 HIGH)	X
SHELF & POLE
COAT CLOSETS	X
MISCELLANEOUS
CABINETS AT VIDEO CONFERENCE		X	Furniture by Tenant
RECEPTION DESK		X	Furniture by Tenant
CABINETS AT MULTI-PURPOSE ROOMS		X	Furniture by Tenant
PRINT/FAX STATIONS (PLAM BASE CABINETS)	X
TEAM AREA COUNTER		X

0750 ROOFING
MISC. HVAC / ELECTRICAL PENETRATIONS	X

0780 FIRE PROOFING
PATCH EFFECTED AREAS	X

Exhibit B-1

0790 CAULKING/SEALANTS
NO WORK

0810 DOORS FRAMES HDW
3'X8' H.M. FRAME / OAK DOOR W/ 12" SIDELITE	X
3'X8' H.M. FRAME / OAK DOOR	X
3' x 8' H.M. FRAME ONLY	X
RE-HANG REFINISHED DOOR/HDW	X
6'-0" x 8'-6" H.M. / OAK DOOR	X
LOCKSETS (PREMIUM ONLY)
A+ OFFICES	X
CEO OFFICE SUITE	X
BOARDROOM	X
CARD READER LOCATIONS	X
CLINICAL TRIAL	X
FITNESS CTR ENTRANCE	X
LEGAL VAULT	X
UTILITY CLOSETS (JANITOR, ELEC ETC)	X
A & B OFFICES		X
MISC. STORAGE & FILE ROOMS		X
MAIL ROOM		X
FACILITIES OFFICE		X
HR DEPT. ENTRANCE		X
BORROWED LITES WITH GLASS
VIDEO CONFERENCE ROOM	X

0920 DRYWALL
NEW THRU CEILING PARTITION	X
NEW DEMISING PARTITION	X
DRYWALL CEILING UPGRADE (30%)	X
VIDEO CONFERENCE	X
MEDIUM CONFERENCE 138	X
BOARDROOM	X
CONFERENCE ROOM 204	X
FIRST FLOOR ENTRY 104			DELETED
TEAMING AREA LOUNGE		X
MULLION CONDITIONS	X
NEW PARTITION WD BLKG	X
CASED ENDS	X
SKIM FOR NEW BASE	X
CLEANING / LOADING / LABORER	X
PATCH & MATCH	X

0950 ACOUSTIC TILE
NEW ACOUSTIC TILE (2x2) BLDG. STD.	X
PREMIUM ACT AT IT SERVER DUE TO FM200 SYSTEM		X

0965 RESILIENT FLOORING
VCT - PANTRIES / COPY / STORAGE / IT / MAIL / FILE	X
VINYL BASE	X

Exhibit B-1

0968 CARPET / FLOORING
CARPET AT EAST AND NORTH COMMUNICATING STAIRS		X
BUILDING STANDARD CARPET ($18/SY)	X
FITNESS CENTER CARPET ($20/SY)	X
UPGRADE CARPET ($22/SY)
A+ OFFICES	X
CEO OFFICE SUITE	X
BOARDROOM	X
VIDEO CONFERENCE	X
MEDIUM CONFERENCE 138	X
CONFERENCE ROOM 204	X
CERAMIC @ LOCKER ROOMS	X
FLOOR PREP	X

0990 PAINTING/ VWC
PAINT NEW PARTITIONS	X
ACCENT PAINT AT PRIVATE OFFICES	X
PAINT DOOR FRAMES	X
REFINISH RE-USED DOORS	X
PAINT COMMUNICATING STAIRS		X
PAINT DRYWALL CEILINGS AT “A” CONFERENCE ROOMS	X

1249 WINDOW TREATMENT
CURTAINS AT VIDEO CONFERENCE		X
CURTAINS AT BOARDROOM		X	By Tenant

1300 SPECIALITIES
PROJECTION SCREENS AT BOARDROOM		X
INSTALL PROJ. SCREENS FURNISHED BY INDEVUS		X
A/V EQUIPMENT AT VIDEO CONFERENCE		X	By Tenant
FITNESS EQUIPMENT		X	By Tenant
DISHWASHER @ TWO (2) PANTRIES	X
FULL-SIZED REFRIGERATOR AT PANTRY 168		X	By Tenant
U/C REFRIGERATOR AT PANTRIES 141, 210 & 275		X	By Tenant
U/C REFRIGERATOR AT BOARDROOM 201		X	By Tenant
LOCKERS @ NEW BATHROOMS	X
TOILET ACCESSORIES	X
FIRE EXTINGUISHER CABINETS	X
FOLDING PARTITION @ MULTI CONFERENCE		X

1530 FIRE SUPPRESSION
RELOCATE HEADS & NEW (ALLOW)	X
PREACTION SYSTEM AT IT DATA CENTER		X
FM200 SYSTEM AT IT DATA CENTER		X

1540 PLUMBING
PANTRIES	X
LOCKER ROOM ( INCL. SLAB WORK )	X

Exhibit B-1

1570 HVAC
REWORK EXISTING / NEW (ALLOWANCE)	X
SUPPLEMENTAL COOLING AT IT DATA CENTER (15T)		X	Assumes 15T
LOCKER ROOM EXHAUST	X

1600 ELECTRICAL
REPLACE LIGHTS AT NORTH STAIRWELL		X	Replace existing w/sconces
REPLACE LIGHTS AT EAST STAIRWELL		X	Replace existing w/sconces
FLOOR OUTLETS (POWER & TEL/DATA)
CONFERENCE ROOM 225	X
CONFERENCE ROOM 204	X
BOARDROOM	X
CLINICAL TRIAL ROOM	X
CONFERENCE ROOM 266	X
MEDIUM CONFERENCE 138		X	Including req’d trenching
CEO OFFICE SUITE		X	Including req’d trenching
VIDEO CONFERENCE		X	Including req’d trenching
MULTI-PURPOSE CONFERENCE 195		X	Including req’d trenching
CONFERENCE ROOM 186		X	Including req’d trenching
For downlights/pendant fixture upgrades
LIGHTING UPGRADE ALLOWANCE ($1000/EA)
A+ OFFICES	X
CEO OFFICE SUITE	X
BOARDROOM	X
CONFERENCE ROOM 204	X
VIDEO CONFERENCE	X
MEDIUM CONFERENCE 138	X
TEAMING AREA LOUNGE		X
CABLE TRAY
IT DATA CENTER	X
TELECOM LAN ROOMS (4)	X
REWORK EXISTING / NEW (ALLOWANCE)	X

1672 FIRE ALARM
REWORK EXISTING / NEW (ALLOWANCE)	X

Exhibit B-1

EXHIBIT C

LANDLORD SERVICES

I.	CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays, Saturdays and Sundays.

A.	OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

B.	LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

Exhibit C

2.	High dusting to be rendered as needed.

D.	WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at frequency necessary to maintain a first class appearance.

II.	HVAC

A.	Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall comply with ASHRAE standard 62-1999 and shall not be less than the following:

(i)	Cooling season indoor conditions of not in excess of 78 degrees Fahrenheit when outdoor conditions are 91 degrees Fahrenheit dry-bulb and 73 degrees Fahrenheit wet-bulb.

(ii)	Heating season minimum room temperature of 70 degrees Fahrenheit when outdoor conditions are 6 degrees Fahrenheit drybulb.

B.	Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 p.m. on Saturdays (legal holidays in all cases excepted).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage. Landlord shall charge Tenant for such extra-hours usage at reasonable rates customary for first-class office buildings in the Boston Suburban market, and Tenant shall pay Landlord, as additional rent, upon receipt of billing therefor.

Exhibit C

III.	ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.	In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage in excess of 3.0 watts per square foot, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.	ELEVATORS

Provide passenger elevator service.

V.	WATER

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.	CARD ACCESS SYSTEM

Landlord will provide a card access system at one entry door of the Building pursuant to which, except in the case of emergencies, Tenant shall have access to the Building twenty four (24) hours per day, 365 days per year utilizing such card access system at one entry door to the Building.

Exhibit C

EXHIBIT D

Floor Plans of Leased Premises

Exhibit D

EXHIBIT "D"

= LEASED PREMISES
FLOOR 1

EXHIBIT "D" FLOOR 1	D 1 OF 2

Exhibit D

Exhibit D

EXHIBIT D-1

Plan of First Offer Space

Exhibit D-1

EXHIBIT "D1"

= FIRST OFFER SPACE

FLOOR 2

EXHIBIT "D1"
FLOOR 2

D-1

1 OF 2

Exhibit D-1

EXHIBIT "D1"

= FIRST OFFER SPACE
FLOOR 3

EXHIBIT "D1"
FLOOR 3

D-1
2 OF 2

Exhibit D-1

EXHIBIT E

FORM OF COMMENCEMENT DATE AGREEMENT

DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this      day of                      200  , by and between the TRUSTEES OF                      TRUST (hereinafter “Landlord”) and                      (hereinafter “Tenant”).

W I T N E S S E T H     T H A T :

1.	This Agreement is made pursuant to Section of that certain Lease dated , between the parties aforenamed as Landlord and Tenant (the “Lease”).

2.	It is hereby stipulated that the Lease Term commenced on , (being the “Commencement Date” under the Lease), and shall end and expire on , unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:

As Trustee of Trust, for Himself and co-Trustees pursuant to appropriate written delegation from the co-Trustees, but not individually

TENANT:

ATTEST:

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized
(CORPORATE SEAL)

Exhibit E

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK

On this      day of                     , 200  , before me, the undersigned notary public, personally appeared                                         , proved
to me through satisfactory evidence of identification, which were                                                  , to be the person whose name is
signed on the preceding or attached document in my presence.

NOTARY PUBLIC
My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF

On this      day of                     , 200  , before me, the undersigned notary public, personally appeared                                     , proved to me through satisfactory evidence of identification, which were                                                  , to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the documents are truthful and accurate to the best of [his] [her] knowledge and belief.

NOTARY PUBLIC
My Commission Expires:

Exhibit E

EXHIBIT F

BROKER DETERMINATION OF PREVAILING MARKET RENT

Where in the Lease to which this Exhibit is attached provision is made for a Broker Determination of Prevailing Market Rent, the following procedures and requirements shall apply:

1.	Tenant’s Request. Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting that a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market (“Tenant’s Broker”), and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.	Landlord’s Response. Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of Tenant’s Broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above (“Landlord’s Broker”).

3.	Selection of Third Broker. Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above (the “Third Broker”).

4.	Rental Value Determination. Within ten (10) days after the selection of the Third Broker, each of Landlord’s Broker and Tenant’s Broker shall submit to the other, to the Third Broker and to each of Landlord and Tenant such Broker’s (i.e. Landlord’s Broker’s and Tenant’s Broker’s) determination of Prevailing Market Rent on the basis of the criteria set forth in this Exhibit F (hereinafter sometimes called “Landlord’s Broker’s Determination” and “Tenant’s Broker’s Determination,” as the case may be.) If the higher of such two (2) determinations by Landlord’s Broker and Tenant’s Broker is not more than 110% of the lower of such two (2) determinations, then for purposes of Section 8.20, Section 8.25 (as the case may be) and this Exhibit, the Prevailing Market Rent shall be the average of the Landlord’s Broker’s Determination and the Tenant’s Broker’s Determination.

However, if the higher of such two (2) determinations by Landlord’s Broker and Tenant’s Broker is more than 110% percent of the lower of such two (2) determinations, then within fourteen (14) days following the period set forth in the preceeding paragraph, the Third Broker shall select either Landlord’s Broker’s Rent Determination or Tenant’s Broker’s Rent Determination (the “Third Broker’s Rental Selection”) and the Third Broker’s Rental Selection shall, in its entirety and without regard to the other Rent

Exhibit F

Determinations, constitute the “Broker Determination” and shall be deemed to be the Prevailing Market Rent for purposes hereof and Sections 8.20 and 8.25. In making the selection, in no event shall the Third Broker have any power to amend, modify, compromise, average or blend either Landlord’s Broker’s Rent Determination or Tenant’s Broker’s Determination, it being the intent of Landlord and Tenant that the Third Broker shall simply select one of either Landlord’s Broker’s Rent Determination or Tenant’s Broker’s Rent Determination which, in the Third Broker’s judgment, most accurately and fairly defines the Prevailing Market Rent for the space under Section 8.20 or Section 8.25, as the case may be, based on the requirements of this Section. The Third Broker shall advise Landlord and Tenant in writing by the expiration of said fourteen (14) day period of the Third Broker’s Rental Selection as so determined and the Third Broker’s Rental Selection shall be the Prevailing Market Rent for purposes of Sections 8.20 and this Exhibit.

“Prevailing Market Rent” shall be computed as of the applicable date at the then current arms-length negotiated rentals being charged to new or renewal tenants (for renewals and extensions which do not have prenegotiated contract rents) for comparable space in comparable buildings, but in determining comparability, taking into account and giving effect to, without limitation, such considerations as: size, location, lease term, amenities and services provided by Landlord; the then as is condition of the Premises, the extent and scope of the Landlord’s Work and the Additional Tenant Work performed pursuant to Article III of this Lease and the need, if any, for refurbishing of the Premises in its then condition; and such inducements, allowances and concessions, if any, customarily then being offered to tenants seeking similar space for a comparable term in comparable buildings in the relevant market area (provided, however, that Landlord shall have no obligation to provide any allowances or concessions). Such Prevailing Market Rent determination (x) may include provision for annual increases in rent during the applicable term if so determined, and (y) shall take account of, and be expressed in relation to, provisions for paying for operating expenses, taxes and tenant electricity as contained in the Lease.

5.	Costs. Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the Third Broker.

6.

Failure to Select Broker or Failure of Broker to Serve. If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder. If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Greater Boston Real Estate Board, Inc. to designate the Third Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first

Exhibit F

appointed. In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the said Greater Boston Real Estate Board, Inc., as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the said Greater Boston Real Estate Board, Inc., and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

Exhibit F

Exhibit G

PROPERTY NAME

STATEMENT OF OPERATING EXPENSES

FOR THE PERIOD OF JANUARY 1, 200X TO DECEMBER 31, 200X

CLEANING
CLEANING - CONTRACT SERVICE	$	$$
CLEANING - SUPPLIES & MATERIALS	$	$$
CLEANING - TRASH REMOVAL	$	$$

UTILITIES
ELECTRICITY	$	$$
GAS	$	$$
FUEL OIL	$	$$
STEAM	$	$$
WATER & SEWER	$	$$

REPAIRS & MAINTENANCE
MAINTENANCE PAYROLL	$	$$
ELEVATOR MAINTENANCE	$	$$
HVAC MAINTENANCE	$	$$
ELECTRICAL MAINTENANCE	$	$$
PLUMBING MAINTENANCE	$	$$
FIRE / LIFE / SAFETY	$	$$
OTHER MAINTENANCE & SUPPLIES	$	$$

ROADS / GROUNDS / SECURITY
LANDSCAPE / SNOW CONTRACT SERVICES	$	$$
SECURITY	$	$$

ADMINISTRATIVE
MANAGEMENT FEES	$	$$
GENERAL OFFICE	$	$$

INSURANCE	$	$$

TOTAL OPERATING EXPENSES	$	$$

I certify that the above figures are computed in accordance with the lease agreement and are true and correct to the best of my knowledge.

By:
Arthur Flashman, VP-Controller
Boston Properties, Inc.

Date:

Exhibit G

EXHIBIT H

Plan Showing Location of Tenant’s Lobby Sign

Exhibit H

INDEVUS SIGNAGE
TO BE CENTERED
ON EITHER WALL (T.B.D.)
RECEPTION
101
WAITING
102
CONFERENCE
110
RN
PROJECT
SCOPE

FLOOR 1

EXHIBIT "H"

H-1

Exhibit H